UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ELIZABETH ARDEN, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be Held on December 2, 2015

The 2015 annual meeting of shareholders of Elizabeth Arden, Inc. will be held on Wednesday, December 2, 2015, at 10:00 a.m., local time, at our corporate office located at 2400 S.W. 145th Avenue, 2nd Floor, Miramar, Florida 33027, for the following purposes, as described in the attached proxy statement:

1.	To elect as directors the five nominees named in the accompanying proxy statement to serve until the next annual meeting of shareholders, or until such person’s successor is duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal;

2.	To approve, on an advisory basis, the compensation of our named executive officers as disclosed in the attached proxy statement;

3.	To approve an amendment to the Elizabeth Arden, Inc. 2010 Stock Award and Incentive Plan to increase the number of shares of our common stock, par value $0.01 per share, that may be granted under the 2010 Stock Award and Incentive Plan by 3,000,000, from 2,350,000 to 5,350,000, as more specifically outlined in the attached proxy statement;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2016; and

5.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Only holders of record of (i) our Common Stock, par value $0.01 per share (our common stock), and (ii) our Series A Serial Preferred Stock, par value $0.01 per share (our preferred stock) as of the close of business on October 8, 2015 are entitled to notice of and to vote at the annual meeting and at any adjournment or postponement of that meeting. A majority of our outstanding shares of voting stock entitled to vote, represented in person or by proxy, will constitute a quorum for action on all matters at the annual meeting. For 10 days prior to the annual meeting and during the annual meeting, a list of shareholders entitled to vote will be available for inspection at our corporate office located at 2400 S.W. 145th Avenue, 2nd Floor, Miramar, Florida 33027.

It is important that your shares be represented at the annual meeting regardless of how many shares you own. Whether or not you intend to be present at the annual meeting in person, we urge you to complete, date and sign the enclosed proxy card and return it in the envelope provided for that purpose. If you hold your shares through a broker, bank or other nominee (that is, you hold your shares in “street name”), you will receive voting instructions from your broker or other nominee that you should follow in order to have your shares voted. Many shareholders who hold their shares in street name may have the option to vote by telephone or the Internet. We urge you to vote by telephone or the Internet, if possible, since your vote will be recorded quickly and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. See your proxy card or voting instructions from your bank, broker or other nominee for further directions on voting. Voting by mail, by telephone or through the Internet will not prevent you from voting in person at the meeting. If you attend the meeting, you may revoke a vote previously cast by proxy card and vote your shares in person. Also, you may revoke your proxy by written notice sent to the attention of Secretary, Elizabeth Arden, Inc., or by delivery of a later-dated proxy at any time before it is voted. Street name holders who wish to revoke their previous voting instructions must follow the directions provided by their bank, broker or other nominee.

By Order of the Board of Directors

OSCAR E. MARINA, Secretary

Miramar, Florida

October 23, 2015

YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-FREE ENVELOPE OR TO VOTE BY TELEPHONE OR THE INTERNET WHERE POSSIBLE. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

ELIZABETH ARDEN, INC.

2015 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

2015 Annual Meeting of Shareholders

Time and Date:	10:00 a.m., December 2, 2015

Place:	Corporate Office – 2400 SW 145th Ave., 2nd Floor, Miramar, Florida 33027

Record Date:	October 8, 2015

Voting:	Holders of our common stock and our preferred stock as of the record date are entitled to vote. Each share of common stock is entitled to one vote per share on all matters. Each share of preferred stock is entitled to 49 votes per share on all matters.

Meeting Agenda

Proposal 1 —

Election of Directors (see page 9)

The following table provides summary information about each director nominee of Elizabeth Arden, Inc. (“the Company,” “we,” or “us”), as well as directors that have been elected by our preferred shareholders. For a director nominee to be elected, the number of votes cast in favor of each director must exceed the number of votes cast against such director. If elected, the director nominees will serve until the 2016 annual meeting, subject to earlier death, resignation, retirement, disqualification or removal. Directors identified below as “Rhône Directors” have been elected by our preferred shareholders and are not standing for election at the annual meeting. Please see the discussion under “Certain Relationships and Related Person Transactions – Rhône Transaction – Rhône Director Designation Rights” for information regarding the rights of our preferred shareholders to elect members to our board of directors.

Name	Age	Status	Director Since	Independent	LID	AC		CC		NCG
E. Scott Beattie	56	Director Nominee	January 1995
Fred Berens	73	Director Nominee	July 1992	X		X				X
Maura J. Clark	56	Director Nominee	August 2005	X		X	*
William M. Tatham	56	Director Nominee	July 2001	X		X
Edward D. Shirley	58	Director Nominee	—	X				X	*	X
M. Steven Langman	53	Rhône Director	October 2014	X	X			X		X	*
Franz-Ferdinand Buerstedde	40	Rhône Director	October 2014	X				X

Board Committee Assignments (effective after the annual meeting)

LID	=	Lead Independent Director	AC	=	Audit Committee
NCG	=	Nominating and Corporate Governance Committee	CC	=	Compensation Committee
*= Chairperson

The Board of Directors recommends a vote FOR each director nominee.

Proposal 2 —

Advisory Vote to Approve Our Named Executive Officer Compensation (see page 41)

•	Our executive compensation program is designed to reflect our pay-for-performance philosophy, attract and retain the highly qualified managerial talent necessary for us to successfully pursue our strategic business plan, and align executive incentives with shareholder interests.

•	For fiscal 2015, approximately 65% to 80% of our named executive officers’ target compensation consisted of annual and long-term incentives, and therefore, was linked to our financial and/or stock performance.

•	Fiscal 2015 target compensation and actual total cash compensation for our executive officers each approximated the median of the composite market data provided by Mercer, our compensation committee’s consultant.

•	Fiscal 2015 operating cash flow performance exceeded the “maximum” award level target for short-term and long-term incentive awards, but fiscal 2015 performance targets for EBITDA and gross margin were not achieved.
•	Named executive officers received 37.5% of their annual bonus target under the fiscal 2015 Management Bonus Plan based on fiscal 2015 operating cash flow exceeding the maximum award level.

•	Our CEO received equity in lieu of cash for his 2015 Management Bonus Plan payout.

•	Performance-based cash and restricted stock awards granted in fiscal 2015 were earned at a 50% level based on fiscal 2015 operating cash flow exceeding the maximum award level.

•	Performance improvement plans and cost savings initiatives were identified and/or implemented in fiscal 2015 that are expected to result in $47 to $50 million of annualized savings.

•	Named executive officers other than the CEO received an additional cash award of 37.5% of annual bonus target based on significant retention concerns stemming from 0% bonus payouts in fiscal 2013 and fiscal 2014, 0% fiscal 2015 salary increases for most executive officers, and below target payouts of recent performance-based long-term incentive awards, and to recognize the successful completion of the 2014 Performance Improvement Plan.

While our one-year pay and performance alignment analysis revealed actual cash compensation positioning that was slightly higher than our fiscal 2015 peer group performance ranking, our three-year realizable pay rank and three-year total shareholder return (“TSR”) rank as compared to that of our peer group indicates that the design of our executive compensation program results in proper pay-for-performance alignment.

1 Year TSR and Total Cash Compensation All Named Executive Officers	3 Year TSR and Realizable Pay All Named Executive Officers

1 Year Performance Rank TSR Measured as of 6/30/2015	3 Year Performance Rank*** TSR Measured as of 6/30/2015

*	Actual total cash compensation for peer group based on proxy statement disclosure.
**	Realizable Pay = actual total cash plus realizable value of equity as of 6/30/2015, based on peer group proxy statement disclosure
***	One peer is excluded from this analysis due to an initial public offering in 2013 and lack of sufficient available data

The “say-on-pay” proposal at our 2014 annual meeting of shareholders was approved, with over 97% of the shares voted in favor of the proposal. We believe this evidences strong shareholder support for the design of our named executive officer compensation program and our compensation philosophy, policies and practices.

Executive officer compensation program highlights, as described in the Compensation Discussion and Analysis starting on page 21.

•	Annual “say-on-pay” votes.

•	Pay mix emphasizing compensation linked to our financial and/or stock performance.

•	Executive compensation program generally designed to pay at market levels for target performance, reward above-target performance, and pay below market when performance targets are not achieved.

•	Annual long-term equity grants in the form of stock options align shareholder and executive interests, and restricted stock units serve as a strong retention tool and an incentive to increase shareholder value.
•	Stock ownership and retention guidelines

•	No executive employment agreements

•	Non-competition and non-solicitation provisions included in August 2015 equity awards for named executive officers

•	Limited perquisites for named executive officers (below the median of our peer group in most cases)

•	No tax gross-ups on perquisites or severance payments

•	Clawback policy

•	Restrictions on pledging and margin accounts

•	Anti-hedging policy

The Board of Directors recommends a vote FOR this proposal.

Proposal 3 —

Approval of Amendment to the Elizabeth Arden, Inc. 2010 Stock Award and Incentive Plan (see page 41)

We are asking shareholders to approve an amendment to the Elizabeth Arden, Inc. 2010 Stock Award and Incentive Plan to increase the number of shares of our common stock, par value $0.01 per share, that may be granted under the 2010 Stock Award and Incentive Plan by 3,000,000, from 2,350,000 to 5,350,000.

Factors for consideration

(see page 42 for further details)

•	Due to new hire awards, an increase in fiscal 2016 equity award levels for certain named executive officers to ensure consistent incentives among our key commercial leaders, fiscal 2016 special retention awards, and a decline in stock price that increased our share utilization, no shares of our common stock remain available for grant under the 2010 Stock Award and Incentive Plan.

•	Our three-year average “run rate” of 1.17% is below our targeted run rate cap of 2.25% and also below ISS’s prescribed run rate cap for our industry of 3.15%.

•	Additional dilution resulting from the share increase proposal is approximately 10% of common stock outstanding.

•	We estimate that the additional shares being requested should be sufficient for the next two to three annual award cycles.

Key equity plan governance features

(see page 43 for further details)

•	Limitation on additional shares requested of 3,000,000, of which only 1,500,000 of the additional shares can be awarded as “full value” awards.

•	No “liberal” share counting.

•	No “repricings” or “cash outs” without shareholder approval.

•	No “evergreen” provision.

•	No “liberal” change in control definition.

In connection with determining the appropriate number of additional shares to be added to the Elizabeth Arden, Inc. 2010 Stock Award and Incentive Plan, our lead independent director and certain members of management held discussions with several of our largest shareholders, including the Rhône Purchasers (as defined below), who together hold approximately 50% of our outstanding voting stock. These shareholders, including the Rhône Purchasers, each indicated that they are supportive of our proposal to amend the Elizabeth Arden, Inc. 2010 Stock Award and Incentive Plan to increase the number of shares available under the 2010 Plan by 3,000,000 shares, with no more than 1,500,000 of such additional shares to be granted as “full value” awards.

The Board of Directors recommends a vote FOR this proposal.

Proposal 4 —

Ratification of Appointment of Independent Registered Public Accounting Firm (see page 52)

Although shareholder approval is not required under applicable law or NASDAQ listing requirements, we are asking shareholders to ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending June 30, 2016. Set forth below is summary information with respect to PricewaterhouseCoopers LLP’s fees for services provided in fiscal 2014 and fiscal 2015.

	Fiscal Year Ended
	June 30, 2015	June 30, 2014
Audit fees	$2,672,185	$2,854,564
Audit-related fees	3,851	4,316
Tax fees	316,393	643,404
All other fees	1,818	1,818

Total	$2,994,247	$3,504,102

The Board of Directors recommends a vote FOR this proposal.

ELIZABETH ARDEN, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON DECEMBER 2, 2015

General

This proxy statement is being furnished to (i) holders of Common Stock, par value $.01 per share, of Elizabeth Arden, Inc. (our common stock), and (ii) holders of Series A Serial Preferred Stock, par value $.01 per share, of Elizabeth Arden, Inc. (our preferred stock), in connection with the solicitation of proxies by our board of directors for use at our 2015 annual meeting of shareholders to be held at our corporate office located at 2400 S.W. 145th Avenue, 2nd Floor, Miramar, Florida 33027, at 10:00 a.m., local time, on December 2, 2015 (the annual meeting), and at any adjournment or postponement of the annual meeting, for the purposes set forth in the accompanying notice of annual meeting.

It is anticipated that our annual report for the fiscal year ended June 30, 2015 (fiscal 2015), this proxy statement, and the accompanying form of proxy card will be first mailed to our shareholders on or about October 23, 2015. The annual report is not to be regarded as proxy soliciting material.

Outstanding Shares and Voting Rights

Except as required by law or otherwise provided in our articles of incorporation, the holders of shares of our common stock and the holders of shares of our preferred stock vote together as one class on all matters submitted to a vote of our shareholders. Each share of preferred stock is entitled to a number of votes (rounded down to the nearest whole number) equal to (i) the aggregate number of shares for which our outstanding warrants to purchase common stock that were issued on August 19, 2014 (the warrants) are exercisable (regardless of whether or not such warrants could legally be exercised at such time and regardless of whether the holder of the preferred stock is also the holder of warrants) divided by (ii) the number of outstanding shares of preferred stock, determined as of the record date for the determination of holders of shares entitled to vote on any such matter.

Only holders of record of our common stock and preferred stock at the close of business on the record date of October 8, 2015, are entitled to notice of and to vote at the annual meeting. On that date, there were (i) 29,921,087 shares of common stock and (ii) 50,000 shares of preferred stock (representing the voting equivalent of 2,450,000 shares of common stock), entitled to vote on each matter to be presented at the annual meeting. Based on the number of shares of common stock and preferred stock and warrants outstanding as of October 8, 2015, holders of our common stock have one vote per share on all matters, and holders of our preferred stock have 49 votes per share on all matters.

A majority of our outstanding shares of voting stock entitled to vote, represented in person or by proxy, will constitute a quorum for action on all matters at the annual meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining the presence of a quorum at the annual meeting. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder of record does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner. Brokers (or other custodians with record title to your shares held in street name) that do not receive voting instructions from beneficial owners may only exercise their discretionary voting power with respect to the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2016, and may not exercise their discretionary voting power with respect to any of the other proposals to be voted on at the annual meeting. Accordingly, if you do not instruct your broker or other custodian how to vote on (i) the election of directors, (ii) the advisory vote on our named executive officer compensation as disclosed herein, or (iii) the approval of the proposed amendment to the Elizabeth Arden, Inc. 2010 Stock Award and Incentive Plan, your broker or other custodian will not vote for you.

Our by-laws provide that, if a quorum is present at a meeting of shareholders, each director nominee and each matter presented for shareholder approval is elected or approved by our shareholders, as applicable, if the votes that are cast at the meeting in favor of the director or such matter exceed the votes cast against such director or matter, except as otherwise provided in our articles of incorporation or applicable law. Consequently, votes cast at the meeting in favor of (i) the election of each director, (ii) the approval of the resolution regarding the advisory vote on our named executive officer compensation, (iii) the approval of the proposed amendment to the Elizabeth Arden, Inc. 2010 Stock Award and Incentive Plan, and (iv) the proposed ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2016, must exceed the number of shares voted against the approval of each such matter in order for each director to be elected and for each such proposal to be approved by our shareholders. Abstentions from voting, as well as broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on any of the proposals to be voted on at the annual meeting.

Shares represented by a properly executed proxy received in time to permit its use at the annual meeting or any adjournment or postponement of this meeting, and not revoked, will be voted in accordance with the instructions indicated therein. If no instructions are indicated, the shares represented by the proxy will be voted:

•	FOR the election of all of the nominees for director named in this proxy statement (Proposal 1);

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement (Proposal 2);

•	FOR the approval of the proposed amendment to the Elizabeth Arden, Inc. 2010 Stock Award and Incentive Plan (Proposal 3);

•	FOR the approval of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2016 (Proposal 4); and

•	in the discretion of the proxy holders as to any other matter that may properly come before the annual meeting and any adjournment or postponement thereof.

You are requested, regardless of the number of shares that you hold, to sign the proxy and return it promptly in the enclosed envelope, or, if permitted by your bank, brokerage firm or other custodian, to vote by telephone or through the Internet. If you are a beneficial holder of our common stock, you should follow the voting instructions you will receive with our proxy materials from your broker, bank or other custodian. If you want to change your voting instructions, you must contact your custodian as directed in the instructions they provide. Each shareholder giving a proxy has the power to revoke it at any time before it is voted by written notice sent to the attention of Secretary, Elizabeth Arden, Inc., or by delivery of a later-dated proxy. Voting by mail, by telephone or through the Internet will not prevent you from voting in person at the meeting. If you attend the meeting, you may revoke your proxy and vote your shares in person even if you have previously completed and returned the enclosed proxy card or voted by telephone or through the Internet. If you hold shares through a bank or in a brokerage account and you plan to attend and vote in person at the annual meeting, you will need to bring valid photo identification, a copy of a statement reflecting your share ownership as of the record date, and a legal proxy from your bank, broker or other custodian. This is because shareholders who hold shares of our common stock through banks, brokers or other nominees are not entitled to vote under applicable state law and therefore need to obtain proxy voting authority from their custodians if they wish to vote in person at the meeting.

NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting of Shareholders of Elizabeth Arden, Inc. to be held on December 2, 2015: This proxy statement, the notice of annual meeting of shareholders, a sample form of the proxy sent or given to our shareholders, and our 2015 annual report are available on our website at http://annualmeeting.elizabetharden.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of October 8, 2015 (except as noted below), (i) the ownership of common stock by all persons known by us to own beneficially more than 5% of the outstanding shares of our common stock and (ii) the beneficial ownership of common stock by (a) each of our directors and nominees for director, (b) the chief executive officer and each of the other named executive officers as set forth in the Fiscal 2015 Summary Compensation Table below, and (c) all of our directors and current executive officers as a group, without naming them. The percentage of beneficial ownership set forth below is based on 29,921,087 shares of our common stock outstanding on October 8, 2015.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percentage of Class(2)
E. Scott Beattie(3)	1,736,532	5.7%
M. Steven Langman	0	*
A. Salman Amin(4)	13,500	*
Fred Berens(5)	850,072	2.8%
Franz-Ferdinand Buerstedde	0	*
Maura J. Clark(6)	54,500	*
Richard C. W. Mauran(7)	1,557,675	5.2%
William M. Tatham(8)	55,335	*
Edward D. Shirley	0	*
Eric Lauzat(9)	11,633	*
Rod R. Little (10)	8,223	*
Pierre Pirard(11)	86,143	*
Joel B. Ronkin(12)	267,868	*
Rhône Capital L.L.C. and Affiliates(13)	6,516,354	20.1%
Invesco Ltd.(14)	5,149,659	17.2%
NWQ Investment Management Company LLC (15)	3,570,802	12.5%
M&G Investment Management Limited and M&G Investment Funds 1(16)	3,200,000	10.7%
All directors and current executive officers as a group (14 persons)(17)	4,702,868	15.2%

*	Less than one percent of the class.
(1)	Except as otherwise noted below, the address of each of the persons shown in the above table is c/o Elizabeth Arden, Inc., 2400 S.W. 145 Avenue, 2nd Floor, Miramar, Florida 33027.
(2)	Includes, where applicable, shares of common stock issuable upon the exercise of options or warrants to acquire common stock held by such person that may be exercised within 60 days after October 8, 2015. None of the restricted stock units listed in the footnotes below are scheduled to vest within 60 days after October 8, 2015. Unless otherwise indicated, we believe that all persons named in the table above have sole voting power and/or investment power with respect to all shares of common stock beneficially owned by them.
(3)	Includes (i) 1,032,437 shares of common stock, (ii) 177,729 shares of common stock held in a family trust for which Mr. Beattie’s spouse is the trustee, and (iii) 526,366 shares of common stock issuable upon the exercise of stock options. Of these shares of common stock, 918,652 shares are held by brokers in margin accounts, regardless of whether loans are outstanding. Does not include 263,410 restricted stock units.
(4)	Includes 13,500 shares of common stock issuable upon the exercise of stock options. Mr. Amin is not standing for re-election to the board of directors.
(5)	Includes (i) 805,472 shares of common stock, (ii) 100 shares of common stock held in a custodial account for one of Mr. Berens’ children, and (iii) 44,500 shares of common stock issuable upon the exercise of stock options. Of these shares of common stock, 322,000 shares are held by brokers in margin accounts, regardless of whether loans are outstanding.
(6)	Includes (i) 10,000 shares of common stock and (ii) 44,500 shares of common stock issuable upon the exercise of stock options.
(7)	Includes (i) 1,513,175 shares of common stock held in a trust of which Mr. Mauran’s spouse, adult children and other unrelated third parties are beneficiaries, and (ii) 44,500 shares of common stock issuable upon the exercise of stock options. Mr. Mauran has voting and dispositive power over shares of common stock in the trust. Mr. Mauran is not standing for re-election to the board of directors.
(8)	Includes (i) 8,830 shares of common stock owned individually by Mr. Tatham, (ii) 4,555 shares of common stock owned by Mr. Tatham’s spouse, (iii) 950 shares of common stock owned by a family holding company of which Mr. Tatham is president and director, and (iv) 41,000 shares of common stock issuable upon the exercise of stock options. Mr. Tatham disclaims beneficial ownership as to the shares of common stock owned by his spouse and the family holding company.
(9)	Includes (i) 5,200 shares of common stock, and (ii) 6,433 shares of common stock issuable upon the exercise of stock options. Does not include 68,600 restricted stock units.

(10)	Includes (i) 2,857 shares of common stock, and (ii) 5,366 shares of common stock issuable upon the exercise of stock options. Does not include 66,867 restricted stock units.
(11)	Includes (i) 40,212 shares of common stock, and (ii) 45,931 shares of common stock issuable upon the exercise of stock options. Does not include 77,301 restricted stock units.
(12)	Includes (i) 106,287 shares of common stock, (ii) 850 shares of common stock held in trusts for the benefit of two of Mr. Ronkin’s children, of which Mr. Ronkin is the trustee, and (iii) 160,731 shares of common stock issuable upon the exercise of stock options. Does not include 111,034 restricted stock units.
(13)	Includes 4,064,087 shares of common stock and 2,452,267 shares of common stock issuable upon the exercise of warrants held by entities affiliated with Rhône Capital L.L.C. (“Rhône Capital”) as reported in public filings available on or prior to October 8, 2015. The address of Rhône Capital is 630 Fifth Avenue, 27th Floor, New York, NY 10111. See “Certain Relationships and Related Person Transactions – Rhône Transaction” for a discussion of the transactions which resulted in the entities affiliated with Rhône Capital beneficially owning the shares indicated and their rights with respect to the election and/or nomination of directors to our board of directors.
(14)	Based on Amendment No. 1 to Schedule 13G dated December 31, 2014, filed by Invesco Ltd., which reflects sole voting and dispositive power with respect to 5,149,659 shares of common stock. The address of Invesco Ltd. is 1555 Peachtree Street NE, Atlanta, GA 30309.
(15)	Based on Amendment No. 9 to Schedule 13G dated December 31, 2014, filed by NWQ Investment Management Company, LLC, which reflects sole dispositive power with respect to 3,570,802 shares of common stock and sole voting power with respect to 3,569,718 shares of common stock. The address of NWQ Investment Management Company, LLC is 2049 Century Park East, 16th Floor, Los Angeles, CA 90067.
(16)	Based on Amendment No. 9 to Schedule 13G dated December 31, 2014, filed by M&G Investment Management Limited and M&G Investment Funds (1), which reflects shared voting and dispositive power held by each of M&G Investment Management Limited and M&G Investment Funds 1 with respect to 3,200,000 shares of common stock. The address of M&G Investment Management Limited and M&G Investment Funds 1 is Governor’s House, Laurence Pountney Hill, London EC4R 0HH, United Kingdom.
(17)	Includes (i) 3,755,710 shares of common stock and (ii) 983,293 shares of common stock issuable upon exercise of stock options. Of these shares of common stock, 1,240,652 shares are held by brokers in margin accounts, regardless of whether loans are outstanding. Does not include 646,413 restricted stock units.

PROPOSAL 1 –

ELECTION OF DIRECTORS

Majority Voting for Directors

Our by-laws provide that, except as provided in our articles of incorporation with respect to our preferred stock, in an uncontested election of directors, a director must receive a majority of the votes cast at the annual meeting at which a quorum is present in order to be elected to the board, and in a contested election, a director must receive a plurality of the votes cast at the annual meeting in order to be elected to the board. In addition, our Corporate Governance Guidelines and Principles provide that the board shall nominate for election or re-election as director only candidates who agree to tender, promptly following the annual meeting at which they are elected or re-elected as a director, irrevocable resignations that will be effective upon the board’s acceptance of such resignation if the candidate fails to receive the required vote at the next annual meeting at which such candidate faces election or re-election. In such event, the nominating and corporate governance committee must then recommend to the board what actions should be taken with respect to such director, based upon the consideration of all factors deemed relevant by the committee, and the board must publicly disclose its decision within 90 days of the date of certification of the election results.

Information about the Nominees

We are nominating five directors for election at the annual meeting. Our articles of incorporation provide that the number of directors constituting the board of directors shall not be less than one person, with the exact number to be fixed by a resolution adopted by the affirmative vote of a majority of the entire board. Under the terms of the shareholders agreement entered into with Nightingale Onshore Holdings L.P. and Nightingale Offshore Holdings L.P., investment funds affiliated with Rhône Capital L.L.C. (each a “Rhône Purchaser”) on August 19, 2014 (the “Shareholders Agreement”), we cannot alter the size of the board without the written consent of the Rhône Purchasers, and we agreed that the board would not have more than five non-Rhône directors after the 2015 annual meeting of shareholders. Pursuant to these requirements, as of the date of the annual meeting the size of the board of directors will be reduced from eight to seven, including the two directors appointed by the Rhône Purchasers pursuant to their director election rights. Under the terms of the Shareholders Agreement, the Rhône Purchasers have agreed to vote in favor of the board’s director nominees. Please refer to the discussion below under “Certain Relationships and Related Person Transactions – Rhône Transaction – Rhône Director Designation Rights” for further details on Rhône’s director election rights.

Mr. Richard C.W. Mauran and Mr. A. Salman Amin, who are each currently serving as directors, are not standing for re-election. The board would like to thank both Mr. Mauran and Mr. Amin for their service on our board of directors, and Mr. Mauran, in particular, for his 23 years of dedication to the company as a founding shareholder. We have benefited greatly from their wisdom and advice.

Based on the recommendation of the nominating and corporate governance committee of the board of directors, the board of directors has nominated each of the nominees for election as directors, to serve until the next annual meeting of shareholders, or until that person’s successor is duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal. Four of the five nominees named below are currently serving as our directors. Mr. Edward D. Shirley, who is “independent,” as such term is defined by Rule 5605(a)(2) of Nasdaq’s Listing Rules, has been nominated to fill the single vacancy arising from the two current directors who are not standing for re-election and the reduction in the size of the board of directors, as described above. Mr. Shirley was identified as a candidate for director by our chairman and chief executive officer.

In the event that any nominee is unable or unwilling to serve, discretionary authority is reserved to the persons named in the accompanying form of proxy to vote for substitute nominees. The board of directors does not anticipate that such an event will occur.

The names of the nominees for our board of directors and information about them are set forth below.

Nominee	Director Since	Business Experience During Past Five Years and Other Directorships and Qualifications
E. Scott Beattie	January 1995

Mr. Beattie, age 56, has served as Chairman of our board of directors since April 2000, as our President since 2006 and as our Chief Executive Officer since March 1998, as well as serving as a member of our board of directors since January 1995. Mr. Beattie has also previously served in other positions with us, including as Chief Operating Officer and Vice Chairman of the board of directors. He is a member of the executive committee of the board of directors of the Personal Care Products Council, the U.S. trade association for the global cosmetic and personal care products industry; a member of the executive committee of the advisory board of the Ivey School of Business; and a member of the executive committee and chairperson of the audit and finance committee of the board of directors of PENCIL, a not-for-profit organization that benefits New York City public schools.

The board has nominated Mr. Beattie to serve as a director because of his proven record of leadership and his instrumental role in the growth of our company, as well as his extensive knowledge of our industry. Throughout his career with our company he has acquired valuable financial, management, operational and industry expertise that provides the board of directors with a unique and valuable perspective on the opportunities and challenges that face our company.

Edward D. Shirley	Nominee

Mr. Shirley, age 58, served as the President and Chief Executive Officer of Bacardi Limited, a global beverage and spirits company, from March 2012 to April 2014. Prior to that, he served as Vice Chairman of Global Beauty and Grooming, a business unit of The Procter & Gamble Company, a consumer goods company, from July 2008 through June 2011 and as Vice Chair on Special Assignment from July 2011 through December 2011. Prior to that, he served as Group President, North America of Procter & Gamble from April 2006 and held several senior executive positions during his 27 years with The Gillette Company, a consumer goods company that was acquired by Procter & Gamble in 2005. Mr. Shirley has served as a director of Time Warner Cable Inc. since March 2009.

Subject to his election at the annual meeting, Mr. Shirley will chair the compensation committee and serve on the nominating and corporate governance committee of the board of directors.

The board has nominated Mr. Shirley to serve as a director because of his substantial executive, brand development and commercial experience developed in various senior executive positions with large consumer products companies, including during more than 30 years as a senior executive at global personal care companies like Procter & Gamble and The Gillette Company.

Fred Berens	July 1992

Mr. Berens, age 73, served as our lead independent director from February 2009 until November 2014. Mr. Berens has served in various capacities with Wells Fargo Advisors LLC (formerly known as Wachovia Securities, Inc.), an investment-banking firm, since March 1965, most recently as managing director-investments since September 2004. Mr. Berens served as a member of the board of directors of Public Broadcasting Systems from 2008 until 2014, serving as the chairman of its audit committee in 2012 and as chairman during 2013. He has also served on the board of trustees of the University of Miami since 1972 and as a member of the board of directors of Channel 2 WPBT (South Florida’s public broadcasting station) since 1981, serving as its chairman in 1988.

Subject to his reelection at the annual meeting, Mr. Berens will serve on the audit and nominating and corporate governance committees of the board of directors.

The board has nominated Mr. Berens to serve as a director because of his financial expertise and his knowledge of capital markets. Mr. Berens’ experience as a managing director with large investment banking firms has provided him with excellent financial and analytical skills that are valuable to the board of directors. In addition, Mr. Berens’ prior service on the board of directors and audit committees of Peninsula Federal Savings & Loan and Intercontinental Bank provided him with extensive experience in board and audit committee functions that are valuable to the board of directors.

Maura J. Clark	August 2005

Ms. Clark, age 56, served as President, Direct Energy Business, of Direct Energy Services, LLC, an energy and energy services provider in North America and a subsidiary of United Kingdom based Centrica plc from September 2007 until her retirement in April 2014. From April 2005 to September 2007, Ms. Clark served in various other executive positions with Direct Energy Services, LLC. Among other positions held by Ms. Clark prior to April 2005, she served as a managing director at Goldman Sachs & Co., an investment-banking firm, and as Executive Vice President, Corporate Development and Chief Financial Officer for Premcor, Inc. (formerly known as Clark Refining & Marketing, Inc.), a petroleum refiner and marketer. In May 2015, Ms. Clark joined the board of directors and audit committee of Fortis, Inc., a North American electric and gas utility company traded on the Toronto Stock Exchange. Ms. Clark is a chartered accountant.

Subject to her reelection at the annual meeting, Ms. Clark will chair the audit committee of the board of directors.

The board has nominated Ms. Clark to serve as a director because of the financial, accounting, executive and corporate development expertise that she has developed through her various positions with Direct Energy Services LLC, Goldman Sachs & Co., and Premcor, Inc., and her qualification as a chartered accountant.

William M. Tatham	July 2001

Mr. Tatham, age 56, has served as Chief Executive Officer of NexJ Systems, Inc., a publicly-held, Canada-based client relationship management software company, since June 2006, and as Chief Executive Officer and general managing partner of XJ Partners, Inc., a Canada-based strategy consulting company, since September 2001. From November 2000 to June 2001, Mr. Tatham served as Vice President and General Manager of Siebel Systems, Inc., an e-business applications software company. From 1990 until its acquisition by Siebel Systems in November 2000, Mr. Tatham served as the Chairman and Chief Executive Officer of Janna Systems, Inc., a publicly-held, Canada-based software development company that Mr. Tatham founded.

Subject to his reelection at the annual meeting, Mr. Tatham will serve on the audit committee of the board of directors.

The board has nominated Mr. Tatham to serve as a director because of the valuable executive and information technology expertise that he has developed through his various positions with Janna Systems, Inc., Siebel Systems, XJ Partners, Inc., and NexJ Systems, Inc.

The names of the Rhône Directors and information about them are set forth below. The Rhône Directors have been elected by our preferred shareholders and are not standing for election at the annual meeting. Please see the discussion under “Certain Relationships and Related Person Transactions – Rhône Transaction – Rhône Director Designation Rights” for information regarding the rights of our preferred shareholders to elect members to our board of directors.

Nominee	Director Since	Business Experience During Past Five Years and Other Directorships and Qualifications
M. Steven Langman	October 2014

Mr. Langman, age 53, has served as our lead independent director since December 2014. He co-founded Rhône Group L.L.C., a private equity firm (together with certain affiliates, “Rhône”), in 1996 and since that time has served as Managing Director. Prior to 1996, Mr. Langman was Managing Director of Lazard Frères & Co. LLC where he specialized in mergers and acquisitions, working in both London and New York. Mr. Langman joined Lazard in 1987. Before joining Lazard, he worked in the mergers and acquisition group of Goldman, Sachs & Co. Mr. Langman currently serves on the boards of certain companies in which Rhône or its controlled funds hold interests, including Quiksilver, Inc. Mr. Langman also served on the board of Coty Inc., which is listed on the New York Stock Exchange, from January 2011 until June 2014. Mr. Langman received a B.A. with highest honors from the University of North Carolina at Chapel Hill and an MSc from the London School of Economics.

Mr. Langman serves as our lead independent director and, after the annual meeting, will chair the nominating and corporate governance committee of the board of directors and serve on the compensation committee of the board of directors.

Franz-Ferdinand Buerstedde	October 2014

Mr. Buerstedde, age 40, joined Rhône in 2004 and has served as a Managing Director since January 2011. Prior to 2004, he worked in the mergers and acquisitions group at Citigroup in London, where he advised on numerous telecommunications transactions. Mr. Buerstedde currently serves on the boards of certain companies in which Rhône or its controlled funds hold interests, including as an observer and alternate on the board of directors of Magnesita Refratários S.A., which is listed on the BM&FBOVESPA, Brazil’s largest stock exchange. Mr. Buerstedde received a European Masters in Management with distinction from ESCP-EAP European School of Management in Paris, and a Masters in Finance with distinction from the London Business School.

Mr. Buerstedde will serve on the compensation committee of the board of directors after the annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR”

THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED IN THIS PROXY STATEMENT.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Federal securities laws require our directors, executive officers and persons who beneficially own more than 10% of our common stock to file reports of initial ownership and reports of subsequent changes in ownership with the U.S. Securities and Exchange Commission (SEC) and to provide us with copies of these reports. Specific due dates have been established, and we are required to disclose any failure of these persons to file those reports on a timely basis during our fiscal year ended June 30, 2015. To the best of our knowledge, based solely upon a review of copies of reports furnished to us, filings with the SEC and written representations that no other reports were required, all of our directors, executive officers and ten percent or greater beneficial owners of our common stock made all such filings on a timely basis.

GOVERNANCE OF THE COMPANY

Corporate Governance Guidelines and Principles; Director Independence. Our Corporate Governance Guidelines and Principles set forth the responsibilities of the members of our board of directors and are intended as a component of the governance framework within which the board of directors, assisted by its committees, directs our affairs. Among other things, our Corporate Governance Guidelines and Principles provide that our independent directors have the opportunity to meet in executive session at every board and board committee meeting, with the agenda for such meetings being established by our lead independent director. The full text of our Corporate Governance Guidelines and Principles, as approved by the board, is published on our website at www.elizabetharden.com, under the section “Corporate – Investor Relations – Corporate Governance – Guidelines & Principles.”

The listing standards of the NASDAQ Global Select Market (NASDAQ) require that a majority of our board be composed of directors who are “independent,” as such term is defined by Rule 5605(a)(2) of NASDAQ’s Listing Rules. Our board has determined that each of our current directors, with the exception of Mr. Beattie, is independent under applicable NASDAQ and SEC rules. In making its independence determination, the board considered that Mr. Berens received compensation from Wells Fargo Advisors LLC of approximately $6,500 during fiscal 2015 resulting from services provided to certain of our executive officers by the financial advisory and account management group that Mr. Berens heads. Our company does not directly or indirectly reimburse Wells Fargo Advisors LLC or our executive officers for such fees. In the case of each of Messrs. Langman and Buerstedde, the board’s independence determination considered that Messrs. Langman and Buerstedde are both Managing Directors of Rhône Group L.L.C., an affiliate of Rhône Capital L.L.C., which beneficially owns all of our outstanding preferred stock and approximately 20.1% of our outstanding common stock. The board concluded that such relationships did not interfere with the ability of Messrs. Berens, Langman or Buerstedde to exercise independent judgment in carrying out the responsibilities of a director.

Shareholders may communicate with the board, individual members of the board or its committees by writing to: Secretary, Elizabeth Arden, Inc., 2400 S.W. 145th Avenue, Miramar, Florida 33027. The Secretary will then distribute such communications to the intended recipient(s).

Code of Business Conduct. All of our employees, officers and directors are required to abide by our Code of Business Conduct, which requires that they conduct our business with the utmost integrity and honesty and in a manner that adheres to the highest ethical standards and fully complies with all applicable laws and regulations. The full text of the Code of Business Conduct, as approved by our board, is published on our website, at www.elizabetharden.com, under the section “Corporate – Investor Relations – Corporate Governance – Code of Business Conduct.”

Supplemental Code of Ethics. Our directors, the chief executive officer, the chief financial officer, and our other executive officers and finance officers are also required to comply with our Supplemental Code of Ethics for the Directors and Executive and Finance Officers. This Supplemental Code of Ethics is intended to cover, among other things, the avoidance and handling of conflict of interest situations and full, fair and timely disclosure, including the adequacy of disclosure controls and procedures and internal control over financial reporting. Any alleged violation of the Supplemental Code of Ethics or any violation of law must be reported to our general counsel or the chairperson of the audit committee, which may be done anonymously, in accordance with the procedures set forth in the Supplemental Code of Ethics.

The full text of this Supplemental Code of Ethics, as approved by our board, is published on our website, at www.elizabetharden.com, under the section “Corporate – Investor Relations – Corporate Governance – Code of Ethics.”

Board Leadership Structure; Lead Independent Director

E. Scott Beattie serves as both our Chairman of the Board and Chief Executive Officer. The board has determined that the most effective leadership structure for our company at this time is for Mr. Beattie to serve as both Chairman of the Board and Chief Executive Officer. Mr. Beattie is ultimately responsible for the day-to-day operations of our company and for the execution of our business strategy. Accordingly, the board believes that Mr. Beattie’s in-depth knowledge of company operations and performance, as well as the challenges faced by our company, best positions him to identify strategic issues and risks to be considered by the board, and his leadership on the board enhances communications between management and the board. The board retains the authority to modify this structure to best address our needs, as and when appropriate, and there have been times in our history when the positions of Chairman of the Board and Chief Executive Officer were not held by the same person.

In order to enhance the board’s active and objective oversight of our management, the board established the position of lead independent director. Mr. Steven Langman currently serves as our lead independent director, and his term will end on November 30, 2016. The responsibilities of our lead independent director include, among others, (1) acting as the principal liaison between the independent directors and the Chairman of the Board; (2) developing the agenda for and presiding over executive sessions of the board’s independent directors; (3) discussing with the Chairman the agenda for board and board committee meetings and the need for special meetings of the board; (4) advising the Chairman as to the quality, quantity and timeliness of the information submitted by management that is necessary or appropriate for the independent directors to effectively and responsibly perform their duties; (5) recommending to the board the retention of advisors and consultants who report directly to the board; (6) interviewing, along with the chairperson of the nominating and corporate governance committee, board candidates, and making recommendations to the nominating and corporate governance committee, as appropriate; (7) chairing meetings of the board if the Chairman is not present, and (8) serving as a liaison for consultation and communication with shareholders, as appropriate. A copy of the charter for our lead independent director is available on our website at www.elizabetharden.com, under the section “Corporate – Investor Relations – Corporate Governance – Lead Independent Director Charter.”

Meetings and Committees of Our Board of Directors

During fiscal 2015, the board met seven times and each director attended at least 75% of the aggregate of the total meetings of the board and the total meetings of the committees of the board on which such director served. Our independent directors generally meet in executive session after board or board committee meetings. During fiscal 2015, the board had three committees: the audit committee, the compensation committee, and the nominating and corporate governance committee. Directors are not required to attend our annual meetings. Mr. Beattie was the only director present at our 2014 annual meeting of shareholders.

The Audit Committee

The audit committee consists of Ms. Clark and Messrs. Berens and Tatham. Our board has determined that Mr. Berens and Ms. Clark are each “audit committee financial experts” for purposes of the SEC’s rules and that each of the members of our audit committee is independent, as defined by applicable SEC and NASDAQ rules. Ms. Clark chairs the audit committee, which met five times during fiscal 2015.

The audit committee oversees the quality and integrity of our accounting and financial reporting process, the adequacy of our internal controls and the integrated audits of our consolidated financial statements and internal control over financial reporting, and also carries out such other duties as directed by the board. The audit committee is responsible for, among others: (1) selecting, negotiating the compensation of, and overseeing the work of, our independent registered public accounting firm, including approving all audit, audit-related and permitted non-audit services performed for us by the independent registered public accounting firm and reviewing its independence; (2) reviewing the planning and staffing of audit engagements, including ensuring the rotation of the audit partner of the independent registered public accounting firm as required by law; (3) investigating matters brought to the attention of the audit committee; (4) reviewing our financial reporting activities, including the annual and quarterly reports and the consolidated financial statements included in such reports, the accounting principles, standards, policies and practices followed by us and management’s conclusions regarding the effectiveness of our internal control over financial reporting; (5) reviewing the internal quality control review of the independent registered public accounting firm and evaluating their qualifications and performance, and otherwise making all decisions regarding our engagement of this firm; (6) approving the audit committee report included in this proxy statement; (7) reviewing the independent registered public accounting firm’s certification and report on management’s assessment of internal control over financial reporting; and (8) reviewing and approving related person transactions in accordance with our related person transaction policy described on page 16.

The responsibilities of the audit committee, as approved by the board, are set forth in the audit committee charter, a copy of which is available on our website at www.elizabetharden.com, under the section “Corporate – Investor Relations – Corporate Governance – Audit Committee.”

The Compensation Committee

The compensation committee consists of Messrs. Amin, Langman, and Tatham. The board of directors has determined that each of Messrs. Amin, Langman, and Tatham is independent, as defined by applicable NASDAQ rules. Mr. Amin chairs the compensation committee, which met four times during fiscal 2015. Subject to his election at the annual meeting, Mr. Shirley has been appointed by the board of directors to chair the compensation committee after Mr. Amin’s current term as a director ends. In addition, Mr. Buerstedde has been appointed to replace Mr. Tatham on the compensation committee after the annual meeting.

The compensation committee is responsible for, among other things: (1) establishing an overall compensation strategy and program for our executive officers and other employees, including approving grants of equity and cash awards under our incentive plans; (2) reviewing and approving the strategy and individual elements of the compensation of our executive officers, including the chief executive officer; (3) administering our stock and cash incentive plans, and the employee stock purchase plan; (4) reviewing and discussing with management our disclosures contained in the Compensation Discussion and Analysis, and making a recommendation to the board regarding the inclusion of the Compensation Discussion and Analysis in our proxy statement; (5) reviewing and evaluating our compensation policies and practices as they relate to our risk management; (6) reviewing and approving our stock ownership and retention guidelines for executive officers, as well as any waivers thereof; and (7) reviewing and making recommendations to the board regarding non-employee director compensation.

The responsibilities of the compensation committee, as approved by the board, are set forth in the committee’s charter, a copy of which is available on our website at www.elizabetharden.com, under the section “Corporate – Investor Relations – Corporate Governance – Compensation Committee.”

The compensation committee has the authority, pursuant to its charter, to directly engage the services of outside experts and advisors as it deems necessary and appropriate to assist the compensation committee in fulfilling its responsibilities. Since 2002, Mercer (US) Inc., a global compensation and benefits consulting firm and wholly-owned subsidiary of Marsh & McLennan Companies, Inc., has been engaged by the compensation committee to provide the compensation committee with third-party data and advice in connection with the compensation committee’s deliberations regarding executive compensation. Mercer’s fees for executive compensation consulting services provided to the compensation committee for fiscal 2015 were $203,052.

Mercer reviews and evaluates our executive compensation strategy and program to provide guidance to help us accomplish our compensation objectives, consider industry best practices, and remain competitive with the market. More specifically, at the request of the compensation committee, Mercer (1) assesses the pay competitiveness of our executive officer positions, (2) conducts a business performance analysis to gauge the relative alignment between our performance and executive officer compensation relative to our peer group, (3) reviews our bonus program design, incentive award opportunities, and long-term incentive grant practices, and (4) summarizes and reports to the compensation committee on trends, regulatory developments and other factors affecting executive officer compensation. Based on these activities, Mercer makes recommendations regarding, and proposes adjustments to, our executive officer compensation program as it deems appropriate. While Mercer works closely with the appropriate members of our executive management team in performing these activities, Mercer reports directly to and is retained by the compensation committee on all executive compensation matters. Mercer periodically attends compensation committee meetings.

During fiscal 2015, Mercer and its Marsh & McLennan affiliates were also retained by management to provide services unrelated to executive compensation, including insurance brokerage services and human resources consulting services such as providing advice regarding our benefit programs in the areas of benefit plan design, compliance, communication, administration and funding. The aggregate fees paid for those other services for fiscal 2015 were $928,343. The compensation committee and the board did not review or approve the other services provided to us by Mercer and its Marsh & McLennan affiliates, as those services were approved by management in the normal course of business.

We have been advised by Mercer that the reporting relationship and compensation of the Mercer consultants who perform executive compensation consulting services for our compensation committee is separate from, and is not determined by reference to, Mercer’s or Marsh & McLennan’s other lines of business or their other work for us. The compensation committee considered these separate reporting relationships and compensation structures, the provision of other services to the company by Mercer and Marsh & McLennan, the absence of any business or personal relationship between our officers and directors and the specific Mercer consultants advising the company (other than the consulting relationship with the compensation committee), Mercer’s Global Business Standards intended to address potential conflict of interests with respect to their executive compensation consulting services, and the other factors required to be considered by applicable SEC and stock exchange rules, in approving the committee’s engagement of Mercer for fiscal 2015. Based on this review, the compensation committee did not identify that Mercer had any conflicts of interest that would prevent Mercer from independently advising the compensation committee.

The Nominating and Corporate Governance Committee

The nominating and corporate governance committee consists of Messrs. Mauran, Berens and Langman. The board has determined that each of Messrs. Mauran, Berens and Langman is independent, as defined by applicable NASDAQ rules. Mr. Mauran chairs the nominating and corporate governance committee, which solely acted via unanimous written consent during fiscal 2015. Mr. Langman has been appointed by the Company’s board of directors to chair the nominating and corporate governance committee after Mr. Mauran’s current term as a director ends, and subject to this election at the annual meeting, Mr. Shirley has been appointed by the board of directors to join the nominating and corporate governance committee after the annual meeting.

The nominating and corporate governance committee is responsible for evaluating and recommending to the board candidates for nomination for election or re-election by the shareholders to the board of directors, evaluating and recommending candidates for the committees of the board, considering corporate governance issues and developing appropriate recommendations and policies for the board regarding such matters. The nominating and corporate governance committee reviews with the board the appropriate skills, characteristics and experience represented on the board of directors in light of our strategic direction, opportunities and risks, as well as the perceived needs of the board.

Subject to the Rhône Purchasers’ director designation rights as described below under “Certain Relationships and Related Person Transactions – Rhône Transaction – Rhône Director Designation Rights,” the nominating and corporate governance committee’s consideration and nomination of director candidates for election or re-election to the board includes an assessment of candidates’ experience, qualifications, competencies, judgment, and skills. Although we do not have a formal diversity policy, the nominating and corporate governance committee does consider diversity in the experience, qualifications, competencies, perspectives and skills of our directors when evaluating the composition of our board.

The nominating and corporate governance committee considers recommendations for board of directors candidates submitted by shareholders, provided that the recommendations are made in accordance with the procedure for director candidates nominated by shareholders required under our by-laws and described in this proxy statement under the heading “Shareholder Proposals and Nominations of Board Members for the 2016 Annual Meeting,” using the same criteria it applies to recommendations from its committee, directors or members of management. Shareholders may submit recommendations by writing to the nominating and corporate governance committee as follows: Nominating and Corporate Governance Committee, c/o Secretary, Elizabeth Arden, Inc., 2400 S.W. 145th Avenue, Miramar, Florida 33027. The responsibilities of the nominating and corporate governance committee, as approved by the board, are set forth in the committee’s charter, a copy of which is available on our website at www.elizabetharden.com, under the section “Corporate – Investor Relations – Corporate Governance – Nominating Committee.”

Board’s Role in Risk Oversight

The board oversees the management of risks inherent in the operation of our business and the implementation of our business strategy. The board performs this function in part through the board’s committees, which oversee the management of company risks that fall within each committee’s area of responsibility. Each board committee has full access to company management, as well as the ability to engage independent advisors, to assist the committees in performing these oversight functions.

The audit committee oversees our policies and processes relating to our financial statements and financial reporting processes, as well as management’s assessment of key credit risks, liquidity risks, foreign currency exchange risks, contingencies arising from legal disputes, and the effectiveness of our internal control structure. The compensation committee reviews our overall compensation program and its effectiveness in linking executive pay to performance and aligning the interests of our executives and our shareholders. The compensation committee also reviews and evaluates management’s assessment of whether our compensation policies and procedures are reasonably likely to have a material adverse effect on our company. Both management of the company and the compensation committee concluded that our compensation policies and procedures are not reasonably likely to have a material adverse effect on our company. The nominating and corporate governance committee oversees risks related to our governance structure and processes, and also oversees our management succession planning process. The board believes that its risk oversight role is not affected by the fact that the positions of chairman and chief executive officer are both held by Mr. Beattie.

In addition, as part of its oversight role, the board considers specific risk topics related to our business, including strategic, sales, financial and operational risks, on a regular basis and otherwise as the need arises. These topics are considered and discussed in a periodic business risk review, as well as in connection with the board’s review of the detailed management reports provided at each board meeting. The business risk review includes management’s comprehensive analysis of our risk profile and actions taken by management to manage and mitigate the risks identified.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transaction Policy

Our written Related Person Transaction Policy requires that our board or audit committee approve or ratify all transactions involving amounts in excess of $120,000 during a fiscal year between our company or one or more of our subsidiaries and any “related person,” as defined by SEC rule to include directors, director nominees, executive officers, and their respective immediate family members, and 5% beneficial owners of our common stock (among others, as discussed below in further detail). Under the Related Person Transaction Policy, the board or audit committee reviews the relevant facts of the proposed transaction and the interest of the related person in the transaction, and either approves or rejects the proposed transaction. If a related person transaction is discovered that has not been previously approved or previously ratified, that transaction will be presented to the board or audit committee for ratification. No director can participate in the deliberation or approval of any related person transaction in which such director is the related person.

For purposes of the Related Person Transaction Policy, a “related person” means (i) any director or executive officer of ours, (ii) any nominee for director, (iii) any 5% beneficial owner of our common stock, (iv) any immediate family member of a director, nominee for director, executive officer or 5% beneficial owner of our common stock, and (v) any firm, corporation, or other entity in which any of these persons is employed or is a partner or principal or in a similar position, or in which such person has a 10% or greater beneficial ownership interest. The Related Person Transaction Policy provides that the following types of transactions are deemed to be pre-approved under the policy: (1) transactions that are available to related persons on the same terms as such transactions are available to all employees generally; (2) compensation or indemnification arrangements of any executive officer, other than an individual who is an immediate family member of a related person, if such arrangements have been approved by the board or the compensation committee; (3) transactions in which the related person’s interest derives solely from his or her ownership of less than 10% of the equity interest in another person (other than a general partnership interest) that is a party to the transaction; (4) transactions in which the related person’s interest derives solely from his or her ownership of a class of our equity securities and all holders of that class of equity securities received the same benefit on a pro rata basis; (5) director compensation arrangements, if such arrangements have been approved by the board or the compensation committee; and (6) any other transaction that is not required to be disclosed as a “related person transaction” under applicable securities regulations. The Related Person Transaction Policy defines the term “immediate family member” to mean any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of a director, nominee for director, executive officer, or 5% beneficial owner of our common stock, and any person (other than a tenant or employee) sharing the household of such director, nominee for director, executive officer, or 5% beneficial owner.

Rhône Transaction

Securities Purchase Agreement

On August 19, 2014, we entered into a securities purchase agreement with the Rhône Purchasers, pursuant to which we issued and sold to them, for an aggregate of $50 million in cash, the following:

•	50,000 shares of our newly designated Series A Serial Preferred Stock, par value $0.01 per share; and

•	warrants for the purchase of up to 2,452,267 shares of our common stock, par value $0.01 per share, at an exercise price of $20.39 per share, representing approximately 7.6% of our outstanding common stock on an as-exercised basis.

We refer to the Rhône Purchasers and their affiliates in this proxy statement collectively as “Rhône.”

Pursuant to the terms of the securities purchase agreement, we also amended our amended and restated by-laws as necessary to give effect to the voting and director designation rights of the preferred stock. The securities purchase agreement contained customary representations, warranties and covenants between the parties.

Subsequent Common Stock Purchases by Rhône

During October 2014, the Rhône Purchasers acquired an additional 4,064,087 shares of our common stock through a partial cash tender offer and open market purchases. As a result, Rhône’s Percentage Interest (as defined below) as of October 8, 2015, was 20.2%.

Series A Serial Preferred Stock

The terms, rights, obligations and preferences of the preferred stock are set forth in the articles of amendment to our amended and restated articles of incorporation, which we filed with the Secretary of State of the State of Florida on August 19, 2014 (the articles of amendment), in connection with the issuance of the preferred stock.

Dividends on the preferred stock are payable at the per annum dividend rate of 5% of the liquidation preference, which is initially $1,000 per share. The preferred stock will also participate in dividends declared or paid, whether in cash, securities or other property, on the shares of common stock for which the outstanding warrants issued are exercisable. The preferred stock has an aggregate liquidation preference of $50 million and ranks junior to all of our liabilities and obligations to creditors with respect to assets available to satisfy claims against us and senior to all other classes of stock over which the preferred stock has preference, including our common stock.

Pursuant to the terms of the Shareholders Agreement described below, each quarter we are obligated to declare and pay in cash no less than fifty percent (50%) of each dividend to which holders of the preferred stock are entitled, unless payment of such dividend in cash (i) is prohibited by or would result in a default or event of default under the indenture for our outstanding 7 3/8% senior notes due 2021, our credit facilities or certain other debt documents, or (ii) would result in a breach of the legal or fiduciary obligations of our board, in which case we will declare and pay in cash the maximum amount permitted to be paid in cash. If and to the extent that we do not pay the entire dividend to which holders of preferred stock are entitled for a particular period in cash on the applicable dividend payment date, preferential cash dividends will accrue on such unpaid amounts (and on any unpaid dividends in respect thereof) at 5% per annum, and will compound on each dividend payment date, until paid. No cash dividend may be declared or paid on common stock or other classes of stock over which the preferred stock has preference unless full cumulative dividends have been or contemporaneously are declared and paid in cash on the preferred stock.

The preferred stock is not convertible into common stock at any time and is redeemable at the option of the holder (i) at any time on or after August 19, 2022, at a redemption price equal to 100% of the liquidation preference of the shares of preferred stock to be redeemed plus an amount per share equal to accrued but unpaid dividends on such shares of preferred stock up to, but excluding, the earlier of the date of the redemption or the date of constructive redemption, and (ii) at specified times and for specified redemption prices, in the event of a change of control involving us (as defined in our articles of amendment) at a price per share of common stock below $24.00. The preferred stock is also redeemable at our option beginning on or after August 19, 2016, at specified redemption prices.

As described above under “Outstanding Shares and Voting Rights,” except as required by law or otherwise provided in our articles of amendment, the holders of shares of preferred stock and the holders of shares of our common stock vote together as one class on all matters submitted to a vote of our shareholders. Each share of preferred stock is entitled to a number of votes (rounded down to the nearest whole number) equal to (i) the aggregate number of shares of common stock for which the outstanding warrants are exercisable (regardless of whether or not such warrants could legally be exercised at such time and regardless of whether the holder of the preferred stock is also the holder of warrants) divided by (ii) the number of outstanding shares of preferred stock, determined as of the record date for the determination of holders of common stock entitled to vote on any such matter. Based on the preferred stock and warrants outstanding on the record date of October 8, 2015, each share of preferred stock is entitled to 49 votes per share.

Warrants

The warrants are exercisable at any time on or prior to August 19, 2024, at an exercise price of $20.39 per share, by paying the exercise price in cash, by surrendering shares of preferred stock or by a combination thereof. After August 19, 2019, we may require the exercise of the warrants if the volume weighted average sale price (as defined in the warrant) for our common stock exceeds 150% of the exercise price for ten (10) consecutive trading days. In such a case, payment of the warrant price is required to be made first by surrender of shares of preferred stock held by the warrant holder.

The exercise price of the warrants and the number of shares issuable upon exercise of the warrants are subject to adjustment, as provided in the warrants, including if, on or after August 19, 2017, we issue or sell common stock for a price lower than the market price of the common stock.

Rhône Director Designation Rights

According to our articles of amendment, so long as Rhône beneficially owns a majority of the outstanding shares of our preferred stock, the holders of a majority of such outstanding shares, voting separately as a class, will have the right to elect the following number of directors to our board at any meeting of shareholders (or by written consent) at which directors are to be elected, designated or appointed: (i) if the Percentage Interest (as defined below) as of the record date for such meeting (or action by written consent) is equal to or more than the percentage of common stock represented by the shares underlying the warrants as of August 19, 2014 (approximately 7.6%) but less than 20%, one member of the board; or (ii) if the Percentage Interest as of the record date for such meeting (or action by written consent) is equal to or greater than 20%, two members of the board. In addition, in the event of the death, disability, resignation or removal of any director elected, designated or appointed by the majority holders of the preferred stock, the majority holders of the preferred stock may elect or appoint a replacement director (subject to retaining the requisite Percentage Interest as described above). For purposes of any discussion of the transactions with Rhône described herein, “Percentage Interest” means the percentage of total votes that may be cast in the election of directors that is represented by the shares of common stock beneficially owned by Rhône, treating any warrants held by Rhône as having been exercised and excluding any issuance of securities by us after August 19, 2014.

In addition, under the terms of the Shareholders Agreement, until such time as Rhône is no longer entitled to elect at least one member of the board pursuant to the terms of our preferred stock, Rhône will be entitled to designate and appoint (and we are required to cause such appointments to occur and become effective) directors who have been elected or appointed to the board by Rhône (the “Rhône Directors”) to serve on all of the committees of the board (other than committees required to be comprised solely of independent directors, if and to the extent Rhône Directors do not qualify) in proportion to such Rhône Directors’ overall representation on the board (rounded up or down to the nearest whole number); provided that Rhône will be entitled to designate and appoint at least one member to each such committee so long as it is entitled to elect at least one member to the board.

The Shareholders Agreement also provides that, from and after the date Rhône is no longer entitled, as a holder of preferred stock, to elect directors to the board (i) for so long as Rhône’s Percentage Interest is at least 7.6% but less than 20%, Rhône will have the right to jointly designate for nomination one member of the board and (ii) for so long as the Percentage Interest is 20% or greater, Rhône will have the right to jointly designate for nomination two members of the board. Under no circumstance will Rhône be permitted to designate for nomination more than two members of the board.

Rhône currently beneficially owns a majority of the outstanding shares of our preferred stock, and, as of October 8, 2015, Rhône’s Percentage Interest was approximately 20.2%. Accordingly, as the majority holder of our preferred stock, Rhône has elected Mr. M. Steven Langman and Mr. Franz-Ferdinand Buerstedde to serve on our board as Rhône Directors.

Shareholders Agreement

In addition to the director nomination and board committee designation rights described above under “Rhône Director Designation Rights,” the Shareholders Agreement also provides that for so long as Rhône’s Percentage Interest is at least 15%, we will not, and will cause each of our subsidiaries not to, take any of the following actions without the prior written approval of Rhône:

(i)	amend or otherwise change, or waive any provision of, our articles of incorporation or by-laws (or similar organizational documents), except for non-material changes undertaken for routine or administrative reasons that do not adversely affect Rhône;

(ii)	alter the size or powers of the board, except for non-material changes to the powers of the board or any committee undertaken for routine or administrative reasons that do not adversely affect the rights of Rhône;

(iii)	discontinue our status as a public company or SEC-reporting company, change our jurisdiction of organization, or apply to list (or materially alter or terminate its listing) on any stock exchange;

(iv)	until August 19, 2017, issue or sell any shares of common stock, subject to certain exceptions, for a consideration per share less than a price equal to the warrant exercise price in effect immediately prior to such issue or sale; or

(v)	enter into any contract or otherwise obligate us or our affiliates to take any of the foregoing actions.

For so long as the Percentage Interest is at least 10%, Rhône will have certain preemptive rights with respect to any issuance (subject to certain exceptions) of any common stock or equity-based securities that are issued by us or our affiliates after August 19, 2014.

Under the terms of the Shareholders Agreement, until the later of August 19, 2017, and the date on which there are no Rhône Directors on the board, in connection with any proposal submitted for shareholder approval (at any annual or special meeting called, or in connection with any other action (including the execution of written consents)) related to the election or removal of directors of the board, Rhône will vote all shares beneficially owned by Rhône and entitled to vote as follows: (i) in favor of any nominee or director designated by the board or any nominating committee thereof (provided that the board’s or the nominating committee’s designation is consistent with the terms of the Shareholders Agreement); and (ii) against the removal of any director designated by the board or any nominating committee thereof.

So long as any shares of our preferred stock are outstanding, we have agreed that we will not make any restricted payment pursuant to the $40 million general restricted payments basket under the indenture relating to our 7 3/8% senior notes due 2021 (other than cash dividends in respect of the preferred stock) if and to the extent such restricted payment would, in our good faith judgment, taking into account our anticipated utilization of other available baskets under such indenture, reasonably be expected to prevent us from declaring and paying 100% of the dividends on the preferred stock in cash.

Until the later of August 19, 2017, and the date on which there are no Rhône Directors on the board, Rhône is subject to certain standstill provisions which are applicable to purchases of debt as well as equity securities and include prohibitions on hedging activities. Specifically, Rhône has agreed not to acquire beneficial ownership of any of our equity, debt or convertible securities, or any warrant or option to purchase such securities, if such acquisition would result in Rhône beneficially owning more than 30% of the shares of our capital stock entitled to vote generally in the election of directors. Rhône has also agreed that until August 19, 2017, they will not transfer shares of preferred stock, warrants or the shares of common stock issued upon any exercise of warrants, other than to an affiliate of the Rhône Purchasers, except with our consent, and subject to certain other transfer restrictions. Under the Shareholders Agreement, we also have certain rights to purchase, or offer to purchase, our securities proposed to be sold by Rhône in private transactions.

Rhône is also entitled to certain demand registration rights. We will not be required to effect more than four demand registrations (or more than two in any twelve- (12-) month period or one in any six- (6-) month period) or effect more than one demand registration on Form S-1, subject to customary limitations. In the event that we propose to register any shares of common stock (or securities convertible into or exercisable for shares of common stock) in connection with a public offering (other than any offering registered on Form S-4 or Form S-8 or offerings to our directors, members of management, employees or certain representatives or those of our subsidiaries, or in connection with dividend reinvestment plans) solely for cash (whether for its own account or for the account of any other person (other than Rhône) possessing contractual demand registration rights), Rhône will be entitled to certain “piggyback” registration rights allowing them to include common stock that they own in such registration, subject to customary limitations. As a result, whenever we propose to register any shares of common stock, subject to certain other exceptions, Rhône is entitled to notice of the registration and has the right, subject to certain limitations, to include its shares in the registration.

DIRECTOR COMPENSATION

The board’s general policy on director compensation is that compensation for non-employee directors should provide for competitive total pay levels to facilitate the attraction and retention of qualified board members. Directors who are also employed by us (currently, only Mr. Beattie) are not paid for board service in addition to their employee compensation.

Non-employee directors (currently, all directors other than Mr. Beattie) receive the following standard compensation, as well as reimbursement for all expenses incurred in connection with their activities as directors:

Annual Retainer	$45,000
Board/Committee Meeting Fee (in person attendance)	$1,500
Board/Committee Meeting Fee (telephonic attendance)	$750

The chairpersons of the board committees receive the following additional annual retainer fees:

Audit Committee Chairperson	$12,500
Compensation Committee Chairperson	$9,000
Nominating and Corporate Governance Committee Chairperson	$6,500

In addition, the director selected to serve as our lead independent director receives an additional annual retainer fee of $20,000.

Although the board’s general policy, and our historic practice, regarding director compensation is that directors receive compensation that consists of both cash and equity, the compensation committee recommended, and the board of directors approved, that the annual director retainer for fiscal 2016 be paid in shares of common stock in lieu of cash in order to strengthen director incentive alignment with shareholder interests as we continue our turnaround efforts. Accordingly, each non-employee director elected at the 2015 annual meeting of shareholders and Messrs. Langman and Buerstedde will be issued shares of common stock having a grant date value equal to the annual director retainer (with a ten percent equity risk premium) based on the closing stock price of our common stock on December 2, 2015, the anticipated date of the 2015 annual meeting.

Non-employee directors are also eligible to receive equity awards under our 2014 Non-Employee Director Stock Award Plan. Since fiscal 2010, our non-employee directors have received an annual award of stock options having a grant date fair value of approximately $60,000. These previously granted stock options vested three years from their respective date of grant and provided that if a director died, became permanently disabled or retired in good standing after age 70, any unvested stock options would automatically vest.

Beginning with the equity award to be made as of the 2015 annual meeting, our compensation committee has decided that, consistent with prevailing best practice, future equity awards to non-employee directors should be made in the form of restricted stock units, rather than stock options, as restricted stock units are generally viewed as reducing director incentives for inappropriate risk-taking. Accordingly, in August 2015, the compensation committee authorized the award to each of our nominees for director (other than Mr. Beattie) that are elected at the 2015 annual meeting, and to Messrs. Langman and Buerstedde, of restricted stock units having an aggregate grant date value of approximately $60,000 as of the date of grant, which is expected to be December 2, 2015. These restricted stock units will vest three years from the date of grant and will provide that if a director dies, is permanently disabled or retires in good standing after age 70, any unvested restricted stock units will automatically vest.

Our director stock ownership guidelines call for each of our directors to own our common stock having an aggregate market value of at least three times the current annual cash retainer for directors (i.e., $135,000, based on our current annual cash retainer), and provides that newly elected directors have three years from the date of their first annual meeting in service as a director to satisfy the guidelines.

Fiscal 2015 Director Compensation Table

The following table summarizes the compensation paid by us to our directors, other than Mr. Beattie, during fiscal 2015. For information regarding compensation paid by us to Mr. Beattie during fiscal 2015, please refer to the tables set forth under the caption “Executive Compensation Tables” starting on page 33.

Name	Fees Earned or Paid in Cash(1) ($)	Option Awards(2) ($)	Total ($)
M. Steven Langman(3)	72,500	60,288	132,788
A. Salman Amin(3)(4)	63,750	60,288	124,038
Fred Berens(3)	61,500	60,288	121,788
Franz-Ferdinand Buerstedde(3)	49,500	60,288	109,788
Maura J. Clark(3)	71,750	60,288	132,038
Richard C. W. Mauran(3)(4)	57,500	60,288	117,788
William M. Tatham(3)	64,500	60,288	124,788
J.W. Nevil Thomas (5)	7,500	—	7,500

(1)	Reflects the amount of cash compensation earned in fiscal 2015 for board and committee service.
(2)	Reflects the aggregate grant date fair value of all stock options granted in fiscal 2015 computed in accordance with FASB ASC Topic 718 – Stock Compensation (ASC 718). These amounts do not necessarily correspond to the actual value that may be recognized by our directors. For additional information on the valuation assumptions regarding the fiscal 2015 grants, see note 15 to the consolidated financial statements in our Annual Report on Form 10-K for fiscal 2015, as filed with the SEC.
(3)	The following table sets forth (i) the number of stock options granted to our directors, other than Mr. Beattie, during fiscal 2015, (ii) the grant date fair value of stock options granted to those directors during fiscal 2015, calculated in accordance with ASC 718, and (iii) the aggregate number of stock options outstanding at June 30, 2015 for each of our directors, other than Mr. Beattie.

Name	Number of Stock Options Granted in Fiscal 2015 (#)	Grant Date Fair Value of Fiscal 2015 Stock Option Grants ($)	Aggregate Number of Outstanding Stock Options at June 30, 2015 (#)
M. Steven Langman	9,600	60,288	9,600
A. Salman Amin	9,600	60,288	26,800
Fred Berens	9,600	60,288	57,800
Franz-Ferdinand Buerstedde	9,600	60,288	9,600
Maura J. Clark	9,600	60,288	57,800
Richard C. W. Mauran	9,600	60,288	57,800
William M. Tatham	9,600	60,288	54,300

(4)	Messrs. Amin and Mauran are not standing for re-election as directors.
(5)	During fiscal 2015, Mr. Thomas only served on the board of directors through December 3, 2014, the date of the 2014 annual meeting of shareholders.

COMPENSATION DISCUSSION AND ANALYSIS FOR FISCAL 2015

This Compensation Discussion and Analysis should be read in conjunction with the tables and other information set forth in the section of this proxy statement captioned “Executive Compensation Tables” starting on page 33.

Our named executive officers for fiscal 2015 were:

•	E. Scott Beattie, Chairman, President and Chief Executive Officer

•	Rod R. Little, Executive Vice President and Chief Financial Officer

•	Joel B. Ronkin, President, Global Fragrances

•	Eric Lauzat, President, International

•	Pierre Pirard, Executive Vice President – Product Innovation and Global Supply Chain

Executive Summary

As we have discussed in our recent SEC filings and earnings calls, fiscal 2015 was focused on our business turnaround. During fiscal 2015, we identified and/or implemented changes in our cost structure, brand portfolio, product innovation processes, go-to-market capability and strategies, and organization that we believe are necessary to create consistent and sustainable brand growth, margin improvement and profitability. We anticipated that fiscal 2015 would be a challenging year, but our fiscal 2015 financial performance still fell short of our expectations and fiscal 2015 performance targets. While our strong fiscal 2015 operating cash flow of $54 million exceeded the maximum level performance target for operating cash flow under our fiscal 2015 executive compensation program, we did not meet our fiscal 2015 threshold performance target levels for EBITDA or gross margin improvement.

Based on our financial results for fiscal 2015,

•	Fiscal 2015 operating cash flow results in excess of our “maximum” award level triggered bonus payouts to executive officers under our fiscal 2015 Management Bonus Plan of 37.5% of annual bonus targets.

•	Our chief executive officer agreed to receive his payout under the fiscal 2015 Management Bonus Plan in equity in lieu of cash, which we believe further strengthens his incentive alignment with shareholders.

•	Performance-based cash and restricted stock unit awards made in August 2014 were earned at the 50% level based on fiscal 2015 operating cash flow results.

•	Actual total cash compensation for fiscal 2015 (base salary plus Management Bonus Plan payouts and the additional fiscal 2015 cash award described below) for our executive officers approximated the median of the composite market data provided by Mercer (as further described below under “Annual Executive Officer Compensation Analysis”).

Unfortunately, we do not believe that our fiscal 2015 financial results adequately reflect the progress made by our executives and employees during fiscal 2015 to improve our efficiency, commercial execution, innovation and, ultimately, our business and financial performance. Since the beginning of fiscal 2015, we have completed a meaningful series of business changes, including closing certain affiliates and unprofitable customer accounts; improving our distribution quality; implementing changes to our distribution strategy in China and other markets; establishing joint ventures for the distribution of our products in the Middle East and in Southeast Asia; discontinuing certain unprofitable products; eliminating complexity in our supply chain; significantly reducing our global headcount; better aligning our marketing and commercial organizations; adopting changes in our go-to-market strategy for certain fragrance brands; and reducing the number of stock-keeping units of certain brands. We currently anticipate that the actions taken to date under our previously announced 2014 Performance Improvement Plan, as well as certain additional restructuring and cost savings initiatives that we expect to implement during fiscal 2016 (which we call our 2016 Business Transformation Program) will result in approximately $47 million to $50 million of annualized savings and should position us to return to long-term growth and profitability.

We have also further strengthened our leadership team through the July 2015 appointment of JuE Wong to serve as our President, Elizabeth Arden Brand. Ms. Wong was previously Chief Executive Officer of StriVectin Operating Company and Astral Health and Beauty, and also held several leadership positions for brands including Zo Skin Health by Dr. Obagi, N.V. Perricone M.D. Cosmeceuticals and Murad. As such, Ms. Wong comes to us with deep commercial and marketing experience, including in product development, integrated marketing communications, and sales and operations.

In recognition of these efforts and the completion of our 2014 Performance Improvement Plan, and also based on significant retention concerns stemming from the lack of executive bonus payouts in fiscal 2013 and fiscal 2014, the lack of salary increases for most executive officers in fiscal 2015, and below target payouts of recent performance-based long-term incentive awards, in August 2015 the compensation committee authorized several compensation actions with respect to our named executive officers and certain other key senior officers (other than our chief executive officer) that are intended to help us retain key executive management who we believe will be vital to our continued turnaround efforts. These retention efforts included additional cash awards payable in September 2015 of 37.5% of each executive officer’s fiscal 2015 annual bonus target, increases in fiscal 2016 base salaries and/or annual bonus targets for certain officers, and special equity retention awards for certain officers. In connection with these retention benefits, equity awards made in August 2015 to named executive officers include a 12-month non-competition restriction on any executive officer whose employment with the company terminates prior to July 1, 2018, as well as an ongoing 12-month non-solicitation restriction.

Given our continued focus on improving performance and restoring profitability, we have adopted financial metrics for our fiscal 2016 executive compensation plans and awards that we believe will best measure our operating focus for fiscal 2016 and provide accountability towards these goals. Our performance targets for our fiscal 2016 Management Bonus Plan are based on EBITDA (as defined in our Annual Report on Form 10-K for fiscal 2015) and costs savings under our 2016 Business Transformation Plan, and our fiscal 2016 performance-based cash and performance-based restricted stock unit awards will be based on net sales growth in addition to EBITDA and cost savings.

In addition, we continue to have the following shareholder-friendly pay and corporate governance practices in place:

•	Stock ownership and retention guidelines

•	Annual “say-on-pay” votes

•	No executive employment agreements

•	Non-competition and non-solicitation provisions included in August 2015 equity awards for named executive officers

•	Limited perquisites for named executive officers (below the median of our peer group in most cases)

•	No tax gross-ups on perquisites or severance payments

•	Clawback policy

•	Restrictions on pledging and margin accounts

•	Anti-hedging policy

We believe that our overall executive compensation program philosophy is sound. While our one-year pay and performance alignment analysis revealed actual cash compensation positioning that was slightly higher than our fiscal 2015 peer group performance ranking, our three-year realizable pay rank and three-year total shareholder return (“TSR”) rank as compared to that of our peer group (which is described in more detail starting on page 26) indicates that the design of our executive compensation program results in proper pay-for-performance alignment.

1 Year TSR and Total Cash Compensation All Named Executive Officers	3 Year TSR and Realizable Pay All Named Executive Officers

1 Year Performance Rank TSR Measured as of 6/30/2015	3 Year Performance Rank*** TSR Measured as of 6/30/2015

*	Actual total cash compensation for peer group based on proxy statement disclosure.
**	Realizable Pay = actual total cash plus realizable value of equity as of 6/30/2015, based on peer group proxy statement disclosure.
***	One peer is excluded from this analysis due to an initial public offering in 2013 and lack of sufficient available data.

We note that the “say-on-pay” proposal at our 2014 annual meeting of shareholders was approved, with over 97% of the shares voted in favor of the proposal. We believe this evidences strong shareholder support for the design of our named executive officer compensation program and our compensation philosophy, policies and practices.

Summary of Fiscal 2015 CEO Compensation

Based on the composite market data provided by Mercer in August 2014, Mr. Beattie’s fiscal 2015 total target compensation was consistent with the market median, and as a result, the compensation committee did not make any adjustments to his compensation: his base salary did not increase, his annual bonus target did not increase, and his long-term incentive target value did not increase. Based on the composite market data provided by Mercer in August 2015, his actual total cash compensation for fiscal 2015 came in below the 50th percentile of the composite market data.

Consistent with our recent practice, Mr. Beattie continues to receive 35% of his long-term incentive award in performance-based restricted stock units, rather than performance-based cash. As a result, approximately 80% of Mr. Beattie’s target compensation for fiscal 2015 was “at-risk” in the form of annual and long-term incentives linked to our financial and/or stock performance. In addition, Mr. Beattie agreed to receive his fiscal 2015 Management Bonus Plan award in equity in lieu of cash, which we believe, together with his substantial ownership interest in the company, creates strong incentive alignment with shareholders.

Distinguishing Fiscal 2015 CEO “Realizable” Pay from “Reported” Pay

Because approximately 80% of our chief executive officer’s total compensation is “at-risk,” we believe it is important to distinguish the compensation opportunities we have provided to our chief executive officer in fiscal 2015 from the compensation that was actually realizable by him in fiscal 2015. The increasing complexity of the standards of financial accounting and reporting related to stock-based executive compensation has made it difficult for investors to assess this information and has, at times, caused confusion between what might be called “reported” pay versus “realizable” pay, or the actual value that is or could be realized by an executive at the end of a fiscal year as a result of compensation awards made in such fiscal year. The tables below highlight the difference between compensation reported to reflect accounting costs, as set forth in the Fiscal 2015 Summary Compensation Table on page 33, and “realizable” compensation. These tables provide supplemental information and should not be viewed as substitutes for the Fiscal 2015 Summary Compensation Table on page 33.

Fiscal 2015 Compensation Realizable By CEO

	Fiscal 2015 Salary Paid ($)	Fiscal 2015 Management Bonus Plan Award ($)	Value of Fiscal 2015 Stock Options Awarded ($)(1)	Value of Fiscal 2015 SBRSU Awarded ($)(2)	Value of Fiscal 2015 PBRSU Earned ($)(3)	Fiscal 2015 All Other Compensation ($)(4)	Total Realizable Compensation ($)
E. Scott Beattie	900,000	371,250	0	1,059,518	412,114	93,917	2,836,799

(1)	Reflects the value of stock options awarded during fiscal 2015 based on the difference between the exercise price of $17.26 per share and our closing stock price on June 30, 2015 of $14.26 per share. See the Fiscal 2015 Grants of Plan-Based Awards Table on page 35 for further details.
(2)	Reflects the value of service-based restricted stock units (SBRSU) awarded in 2015 based on the closing price of our common stock on June 30, 2015 of $14.26 per share. See the Fiscal 2015 Grants of Plan-Based Awards Table on page 35 for further details.
(3)	Reflects the vesting of 50% of all performance-based restricted stock units (PBRSU) awarded in fiscal 2015 based on our achievement of operating cash flow at the “maximum” target level and the closing price of our common stock on June 30, 2015 of $14.26 per share. The balance of the PBRSU awarded in fiscal 2015 was forfeited because other applicable performance targets were not achieved. See the Fiscal 2015 Grants of Plan-Based Awards Table below for further details.
(4)	Reflects the amounts set forth in the “All Other Compensation” column of the Fiscal 2015 Summary Compensation Table on page 33.

Comparison of Fiscal 2015 CEO Reported Compensation vs. Realizable Compensation

As illustrated below, our CEO’s realizable compensation for fiscal 2015, which reflects the market value of equity as of the end of the fiscal year, was 33% lower than the value reported in the Fiscal 2015 Summary Compensation Table.

	Proxy Reported Compensation ($)(1)	Total Realizable Compensation ($)(2)
E. Scott Beattie	4,215,291	2,836,799

(1)	See the Fiscal 2015 Summary Compensation Table on page 33.
(2)	See the table above.

Objectives of Elizabeth Arden’s Executive Compensation Program

Each of the components of our executive compensation program is designed to facilitate fulfillment of one or more of our compensation objectives, which are:

•	Providing competitive compensation to attract, retain and motivate high caliber key management personnel;

•	Relating management compensation to the achievement of company goals and performance; and

•	Aligning the interests of management with those of our shareholders.

Our primary focus is on pay-for-performance, based on performance metrics that are intended to reward management behavior that furthers our strategic business plan and the creation of shareholder value, while ensuring that we have the ability to attract and retain talented executives with market competitive executive compensation. We traditionally design our executive compensation program to pay at market median levels for target performance, reward above-target performance, and pay out below the market median when performance targets are not achieved. Where appropriate, we pay competitively to attract top talent in a highly competitive industry. Within this context, we have and will continue to take such actions as we deem appropriate to provide for executive management continuity as we continue our turnaround efforts. We believe that our overall executive compensation design and structure are sound and appropriately align executive compensation with shareholder interests.

Role of the Compensation Committee, Management and the Compensation Consultant in Compensation Decisions

The compensation committee’s primary responsibilities include reviewing and approving the compensation of our executive officers. Our senior vice president, global human resources, develops recommendations for the compensation committee’s review and consideration as to the amount and form of executive officer compensation. Mercer (US) Inc., a global compensation and benefits consulting firm selected by the compensation committee, and our chief executive officer with respect to the compensation program for our other executive officers, provide significant input. The compensation committee considers, but is not bound by, management’s or Mercer’s recommendations with respect to executive officer compensation.

The compensation committee is also responsible for approving and determining compliance with performance targets under our short-term cash incentive plan and long-term incentive awards. In determining if, and at what level, the performance targets have been met, the compensation committee may, in its discretion, consider whether our financial or operational performance was affected by extraordinary business and financial events or other unusual or non-recurring items.

Annual Executive Officer Compensation Analysis

The compensation committee’s current practice, which it followed for fiscal 2015, is to review the design of our executive officer compensation program and make specific decisions in August of each year regarding base salaries, short-term cash incentive program design and bonus opportunities for the upcoming fiscal year, as well as long-term incentive grants. This timing coincides with the board of directors’ review of our financial and operating results for the most recently completed fiscal year and allows the compensation committee to consider those results, as well as our financial and operating plan for the upcoming fiscal year, as it makes compensation decisions.

Mercer assists the compensation committee in its annual review of chief executive officer and other executive officer compensation by conducting a competitive pay and performance analysis for our executive officer positions that compares our pay levels and company performance results against a composite of data from a selected group of peer companies (described below under the caption “Peer Group Information”) and data reported in published surveys of executive compensation for comparably-sized organizations. The first step in Mercer’s compensation analysis is an assessment of each executive officer’s job responsibilities to identify the appropriate, comparable position at peer group companies and other comparably-sized companies in the broader market to which such executive officer’s base salary and other pay components should be compared. Using this information, Mercer then derives composite market values for executive officers based on a 50/50 blend of comparable peer group proxy data and comparable survey data, applying industry and position-based adjustments to the survey data, if appropriate. For executive positions that cannot be matched to both sources, either peer group proxy pay data or survey data is used, as applicable.

The surveys Mercer used in developing the composite market values that are reviewed by our compensation committee are published by Mercer and other compensation consulting firms. These surveys include pay data for executives at comparably-sized companies (ranging from approximately 50% to 200% of our revenues) in (i) non-durable goods manufacturing, and (ii) all manufacturing, and all such published survey sources are weighted equally in developing the composite market values. Mercer’s study covers all primary pay components (base salary, short-term cash incentives and long-term incentives) and “Target Total Direct Compensation,” which is defined as the sum of (i) base salary plus (ii) short-term cash incentives plus (iii) the value of long-term incentives. Target Total Direct Compensation is calculated using expected grant date values for long-term incentive awards and does not take into account actual current value or forfeitures.

We use the composite market values provided by Mercer as guidelines to develop targeted ranges of compensation. These ranges generally give us flexibility to develop compensation packages for our executive officers that are intended to be sufficiently competitive to permit us to attract and retain highly talented executives, while also taking into consideration challenging performance goals under our incentive compensation plans.

Using the composite market values as a guide, the compensation committee reviews and analyzes compensation for each executive officer and makes adjustments as it deems appropriate. The compensation committee’s decisions regarding each element of fiscal 2015 compensation for each executive officer, including our chief executive officer, were based upon an overall review and subjective assessment of the following relevant factors, without giving specific weight to any one factor: achievement of our company goals and the individual’s contribution to the achievement of those goals; job responsibility; level of individual performance; level of performance of the business unit for which such executive officer is responsible; compensation levels at peer group companies and comparably-sized companies in the broader market, as reflected in Mercer’s market pay analysis; the individual’s historical compensation levels; and the executive officer’s experience and expertise and sustained level of contribution to our company. The compensation committee will also, from time to time, authorize compensation packages for our executive officers that fall outside of these ranges, based on the applicable recruiting environment, retention concerns, and other talent management considerations. As a result, while generally consistent with the ranges of compensation reflected in the composite market values for comparable positions, the compensation paid to each of our executive officers may differ as a result of our individualized assessment of these factors.

Target Total Direct Compensation for fiscal 2015 for our executive officers approximated the median of the composite market values. Mercer’s August 2015 analysis found that actual total cash compensation paid for fiscal 2015 for our executive officers approximated the 50th percentile of the composite market values, despite below target payouts under the fiscal 2015 Management Bonus Plan, as further discussed below. Grant values for fiscal 2015 long-term incentive awards for our executive officers were also at the median (50th percentile) of Mercer’s composite market values.

Peer Group Information

In August 2014, Mercer conducted an overall review of our executive officer compensation that was used to assess the competitiveness of executive officer compensation paid for fiscal 2014 and to assist the compensation committee in determining base salaries, short-term cash incentive opportunities and long-term incentives for fiscal 2015. For purposes of this review, Mercer solicited input from management and the compensation committee and recommended, and the compensation committee approved, a peer group consisting of the following 13 publicly-traded companies in the fragrance, cosmetic, personal products, and/or luxury goods industries having median net sales of $2.95 billion. These peer group companies were selected based on several criteria, including industry, size, product offering and business model similarities, and companies with whom we compete for executive talent:

Church & Dwight Co., Inc.	Polo Ralph Lauren Corp.
Coty Inc.	Prestige Brands Holdings
Inter Parfums, Inc.	Revlon, Inc.
International Flavors & Fragrances, Inc.	Sally Beauty Holdings, Inc.
Nature’s Sunshine Products, Inc.	Sensient Technologies Corp.
Nu Skin Enterprises, Inc.	The Estee Lauder Companies, Inc.
Perry Ellis International, Inc.

This peer group was also used by Mercer to provide the compensation committee a competitive pay and performance analysis in August 2015 that was used by the compensation committee to assess executive officer compensation actually earned for fiscal 2015 and to determine base salaries, short-term cash incentive award opportunities, and long-term incentives for fiscal 2016.

Elements of Elizabeth Arden’s Executive Compensation Program

Our executive compensation program for fiscal 2015 consisted primarily of base salaries, short-term cash incentive opportunities and long-term incentive compensation. In general, short-term cash incentive opportunities are expressed as a percentage of base salary, while long-term incentive grants are determined at the discretion of the compensation committee guided, in part, by ranges of composite market values provided by Mercer. We generally place greater emphasis on long-term incentives than on short-term incentives for executive officers with greater levels of responsibility to focus them on longer-term performance and shareholder value creation. Cash bonuses and the value of long-term incentive compensation for our executive officers are tied significantly to our financial performance, underscoring our focus on maximizing shareholder value. We describe each element of our executive compensation program below.

Base Salaries

We believe that competitive base salaries are a necessary element of executive compensation to attract and retain highly qualified executive talent, and that such base salaries reflect the relative skills, experience, responsibilities and contributions to the company of our named executive officers. Our current practice is to review and set base salaries in August of each year, taking into account our targeted competitive base salary range (as discussed below), company, business unit and individual performance for the prior fiscal year, and any significant increase or decrease in responsibilities. We also attempt to maintain a reasonable level of internal pay equity among those of our executive officers who have primarily responsibility for our operational and commercial execution.

For fiscal 2015, our compensation committee generally targeted base salaries for all of our named executive officers to be competitive with the median of the composite market values, consistent with our goal to recruit and retain highly qualified managerial talent. We frequently compete for such talent with larger companies, which are often located within high cost of living areas such as New York and Geneva. Accordingly, while the compensation committee is guided by the median of the composite values in setting named executive officer base salaries, the compensation committee exercises discretion to set such base salaries based upon an overall review and subjective assessment of several additional relevant factors, as noted above, without giving specific weight to any one factor, in order to retain the necessary flexibility to compete effectively for executive talent.

For fiscal 2015, Mr. Little was the only named executive officer to receive a base salary increase. Mercer’s competitive pay review in August 2014 indicated that Mr. Little’s base salary was not competitive with the median of the composite market values provided by Mercer. As a result, and in recognition of Mr. Little’s assumption of additional responsibility for oversight of our information technology function, Mr. Little received a 20% increase in his base salary in fiscal 2015, effective September 1, 2014.

Short-Term Cash Incentives

General. Our Management Bonus Plan is a variable short-term incentive program, established under our Elizabeth Arden, Inc. 2010 Stock Award and Incentive Plan, that establishes target cash bonus opportunities expressed as a percentage of base salary that are payable upon the achievement of specified performance targets over specified performance periods. Performance targets established under our Management Bonus Plan can be based on one or more operational or financial measures determined at the company or business unit level. The Management Bonus Plan is designed to motivate a large number of our employees to achieve company, business unit and/or individual goals and to reward them for achieving these goals. Approximately 16% of our employees globally, including our named executive officers, participate in our Management Bonus Plan.

Generally, our performance targets under the Management Bonus Plan for our executive officers are based on our board-approved budget and business plan for the upcoming fiscal year. All performance targets under the Management Bonus Plan are set at the beginning of the relevant performance period with the intent of being challenging, but achievable. Therefore, we set performance targets with the expectation that they will often, but not automatically, be achieved. The maximum short-term incentive bonus opportunity under the Management Bonus Plan for any eligible employee is $5,000,000.

Historically, the bonus opportunities for our executive officers under the Management Bonus Plan have been generally targeted at the median of the composite market values provided by Mercer in years in which we achieve targeted financial performance levels. Targets under the Management Bonus Plan applicable to our executive officers are usually designed, however, so that if our financial performance significantly exceeds our financial plan for the applicable fiscal year, actual payouts under the short-term cash incentive program could exceed our targeted range of composite market values for short-term cash incentive compensation. If minimum performance thresholds applicable to bonus opportunities under the Management Bonus Plan are not achieved, cash bonuses under the Management Bonus Plan are not paid.

Fiscal 2015 Management Bonus Plan. For fiscal 2015, target bonus opportunities for Messrs. Little and Lauzat were increased from 50% to 60% of base salary to make their target bonus opportunities consistent with that of our other key commercial executive officers and to better align their target bonus opportunities with the composite data reported by Mercer. Fiscal 2015 target bonus opportunities for Messrs. Ronkin and Pirard remained at 60% of base salary. The target bonus opportunity for our chief executive officer remained at 100% of base salary, which was the median target bonus opportunity for chief executive officers in the composite market data reported by Mercer.

Bonus opportunities under our fiscal 2015 Management Bonus Plan for our executive officers were based upon our achievement of fiscal 2015 EBITDA and operating cash flow targets. The compensation committee continued the use of annual incentive targets for the fiscal 2015 Management Bonus Plan because many of the metrics relevant to implementation of our strategic plan are better evaluated on an annual basis due, in part, to the seasonality of our business. The compensation committee determined that EBITDA and operating cash flow were the performance metrics that could best directly measure our operating performance, while still providing a clear line of sight to our employees to ensure direct accountability for performance.

Under the fiscal 2015 Management Bonus Plan, 75% of the target bonus opportunity for executive officers was based on the achievement of EBITDA of $65 million, and the remaining 25% of the target bonus opportunity was based on the achievement of $0 operating cash flow, which would have represented a year over year improvement of approximately $38 million from fiscal 2014. Portions of the target bonus applicable to each performance metric, ranging from 25% to 100%, could be earned for EBITDA between $52 million and $65 million and operating cash flow of $(30) million to $0. EBITDA of $91 million and above or operating cash flow of $20 million and above would result in maximum bonus payouts of up to 150% of the portion of the target bonus opportunity applicable to such performance metric. Award payouts for results between performance levels were to be calculated using interpolation.

For purposes of the fiscal 2015 Management Bonus Plan, our fiscal 2015 EBITDA results were below the threshold for any bonus payout, and fiscal 2015 operating cash flow results on a reported basis were $54 million, in excess of the maximum award level. Based on these financial results, the compensation committee approved a payout of 150% of the portion of the fiscal 2015 Management Bonus Plan opportunity tied to operating cash flow, or 37.5% of each executive officer’s annual target bonus opportunity.

The chart below summarizes the total target bonus opportunity for each named executive officer and the actual bonus payout earned by each named executive officer under the fiscal 2015 Management Bonus Plan:

Named Executive Officer	Total Target MBP Bonus Opportunity for Fiscal 2015(1)	Actual MBP Bonus Payout for Fiscal 2015
E. Scott Beattie(2)	$900,000	$371,250
Rod R. Little	$256,250	$96,094
Joel B. Ronkin	$309,000	$115,875
Eric Lauzat(3)	$290,136	$107,674
Pierre Pirard	$249,000	$93,375

(1)	For threshold and maximum amounts payable to our named executive officers under the fiscal 2015 Management Bonus Plan please refer to the Fiscal 2015 Grants of Plan-Based Awards Table on page 35.
(2)	Mr. Beattie’s 2015 Management Bonus Plan payout was made in shares of common stock in lieu of cash based on the closing price of our common stock on August 10, 2015, the grant date of our August 2015 equity awards, with an additional ten percent equity risk premium.
(3)	Amounts were converted from Swiss francs to U.S. dollars using an exchange ratio of 1.062 U.S. dollars to the Swiss franc, which is the average of all interbank rate “ask” prices for the period from July 1, 2014 through June 30, 2015, as quoted on www.oanda.com, rounded to the nearest thousandth.

Fiscal 2015 Cash Award.

As an exception to our long-standing practice of paying bonuses solely under our Management Bonus Plan, in August 2015, the compensation committee authorized an additional cash payment to each of our named executive officers other than our chief executive officer. Based on significant retention concerns stemming from the lack of executive bonus payouts to our named executive officers in fiscal 2013 and fiscal 2014, the lack of salary increases for most of our executive officers in fiscal 2015, and below target payouts of recent performance-based long-term incentive awards, and in recognition of the successful completion of the 2014 Performance Improvement Plan (which is expected to result in approximately $27 million of annualized savings), the compensation committee authorized additional cash awards to our named executive officers (other than our chief executive officer) in an amount equal to 37.5% of each named executive officer’s fiscal 2015 annual bonus target. After taking these additional cash awards into consideration, the actual total cash paid to our named executive officers for fiscal 2015 approximated the 50th percentile of the composite market values.

Long-Term Incentives

General. Our long-term incentive program for executive officers is designed principally to align the interests of management with those of our shareholders by rewarding executive officers for achieving our primary objective of creating shareholder value. With respect to long-term incentive awards, the compensation committee exercises discretion in making such awards, taking into consideration company, business unit and individual performance, composite market values for comparable positions, the level of responsibility of the named executive officer, other elements of compensation payable to such named executive officer, tenure with the company and reasonable internal pay equity among executive officers. The compensation committee does not assign any specific weight to any one factor. The long-term incentive awards for our chief executive officer tend to represent over half of his overall compensation to place greater emphasis on long-term performance and shareholder value creation.

Our long-term incentive program includes a combination of the following types of awards: (i) performance-based restricted stock units (PBRSU) and performance-based cash awards, which are tied to the attainment of challenging company financial goals; (ii) service-based restricted stock units (SBRSU), which enhance retention and provide executives an equity stake in our company; and (iii) stock options, which will only provide value to our executives if our stock price appreciates between the time of grant and the time of exercise. Each fiscal year, the compensation committee reviews the long-term incentive award mix for executive officers, taking into consideration key business priorities, peer group practices, potential shareholder dilution from equity plans, and other factors that may be relevant at the time. In determining the value of the overall compensation provided to our executive officers, our compensation committee assumes that performance targets applicable to long-term incentive awards have a reasonable probability of being achieved and that the grant date target value of such awards will be realized.

Award Mix and “Run Rate.” For fiscal 2015, the compensation committee maintained a targeted value mix of long-term incentive compensation for our executive officers, other than the chief executive officer, of 20% stock options, 45% service-based restricted stock, and 35% performance-based cash awards. The fiscal 2015 award mix for our chief executive replaced the performance-based cash component of the long-term incentive award mix with performance-based restricted stock units. This modification of our chief executive officer’s long-term incentive award mix was initially made in fiscal 2013 at his request based on his desire to better align his compensation incentives with the interests of shareholders, while maintaining performance metrics consistent with those applicable to our other executive officers.

Our “run rate,” or aggregate share usage rate, for equity awards made during fiscal 2015 was approximately 1.77% of common shares outstanding as of June 30, 2015, which was below our target run rate cap of 2.25% and less than ISS’s prescribed run rate cap for our industry of 3.15%. The run rate cap applies to equity grants made to all employees and non-employee directors. For additional information, see the discussion below under “Proposal 3 – Approval of the Amendment to the 2010 Stock Award and Incentive Plan – Key Data – ‘Run Rate’.”

Fiscal 2015 Stock Option Grants. In August 2014, the named executive officers were granted options to purchase shares of our common stock as noted in the Fiscal 2015 Grants of Plan-Based Awards Table on page 35. The stock options become exercisable in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2015, June 30, 2016, and June 30, 2017, as applicable, if, subject to certain exceptions, the executive officer is still employed by us at that time. The exercise price of the stock options was $17.26 per share, which was the closing price of our common stock on the date of grant. The stock options will expire ten years from the date of grant.

Fiscal 2015 Service-Based Restricted Stock Unit Grants. In August 2014, the named executive officers were granted SBRSU, as noted in the Fiscal 2015 Grants of Plan-Based Awards Table on page 35. The SBRSU vest over a three-year period in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2015, June 30, 2016, and June 30, 2017, as applicable, if, subject to certain exceptions, the executive officer is still employed by us at that time. SBRSU award recipients will receive one share of our common stock for each SBRSU that vests.

Fiscal 2015 Performance-Based Cash Awards. In August 2014, the named executive officers, other than our chief executive officer, were awarded performance-based cash awards as further described in footnote 6 of the Fiscal 2015 Grants of Plan-Based Awards Table on page 35. These performance-based cash awards could vest in amounts ranging from 25% to 150% of the award’s value if the company achieved certain specified EBITDA, operating cash flow and gross margin improvement targets for fiscal 2015. More specifically, 33.34% of the performance-based cash award would vest if the company achieved EBITDA of $65 million, 33.33% would vest if the company achieved operating cash flow of $0, and the other 33.33% would vest if the company achieved gross margin improvement of 150 basis points. Portions of the performance-based cash award applicable to each performance metric, ranging from 25% to 100%, could be earned for EBITDA between $52 million and $65 million, operating cash flow between $(30) million and $0, and gross margin improvement between 50 basis points and 150 basis points. EBITDA of $91 million and above, operating cash flow of $20 million and above, or gross margin improvement of 300 basis points or more would result in maximum payouts of 150% of the portion of the performance-based cash award applicable to such performance metric. Award payouts for results between performance levels were to be calculated using interpolation. The compensation committee chose the same performance measures as were used in the design of the fiscal 2015 Management Bonus Plan, plus gross margin improvement, to maintain focus on improving our profitability and cash flow.

If vested based on fiscal 2015 financial performance these awards would be payable in three equal annual installments two business days after the public announcement of our financial results for the fiscal years ending June 30, 2015, June 30, 2016, and June 30, 2017, as applicable, if, subject to certain exceptions, the executive officer is still employed by us at that time. The compensation committee established a one-year performance period for the fiscal 2015 grant of performance-based cash awards in light of the uncertainty created by the company’s performance improvement efforts and continued uncertainty in the global economic and retail environment. As noted, however, the performance-based cash awards were structured with a three-year payout to provide additional retention value. Based on our fiscal 2015 operating cash flow of $54 million, in excess of the applicable maximum target for that performance metric, and fiscal 2015 EBITDA and gross margin improvement below the threshold levels, only 150% of the portion of the performance-based cash awards tied to operating cash flow was earned. Accordingly, the compensation committee approved the payment, over the three-year payment period, to each executive officers of an amount equal to 50% of the total value of the performance-based cash award granted to them in fiscal 2015.

Fiscal 2015 Performance-Based Restricted Stock Units. As noted above under “Award Mix and ‘Run Rate’,” in August 2014 the compensation committee granted our chief executive officer PBRSU as further described in footnote 2 of the Fiscal 2015 Grants of Plan-Based Awards Table on page 35. These PBRSU were subject to the same performance-based criteria and payout schedule as the performance-based cash awards awarded to our other named executive officers, as described above, and could similarly vest in amounts ranging from 25% to 150% of the nominal amount of PBRSU awarded depending upon our achievement of the applicable EBITDA, operating cash flow and gross margin improvement targets. Based on our fiscal 2015 operating cash flow of $54 million, in excess of the applicable maximum target for that performance metric, Mr. Beattie became eligible to receive 28,900 of the PBRSU awarded to him in August 2014, in three equal installments two business days after the public announcement of our financial results for the fiscal years ending June 30, 2015, June 30, 2016 and June 30, 2017. The remaining balance of the PBRSU granted to Mr. Beattie in August 2014 has been forfeited.

Special Retention Awards. In light of the compensation committee’s determination that executive management continuity is vital to our current efforts to improve our business and financial performance, significant retention concerns stemming from our history of 0% bonus payouts in fiscal 2013 and 2014 for named executive officers, the lack of salary increases for most of our executive officers in fiscal 2015, below target payouts of recent performance-based long-term incentive awards and the significant decline in the retention value of equity awards previously made to our named executive officers, the compensation committee made retention equity awards to our named executive officers, other than Mr. Beattie, in August 2015. These awards consisted of options to purchase 87,000 shares of common stock and 20,800 SBRSUs for each of Messrs. Ronkin, Little and Lauzat, and an award of options to purchase 60,900 shares of common stock and 14,500 SBRSUs for Mr. Pirard. The stock options have an exercise price of $9.63 per share, the closing price of our common stock on August 10, 2015, the date of grant, and will expire in 10 years. The stock options and SBRSUs will vest in full two business days after the public announcement of our financial results for the fiscal years ending June 30, 2018, as applicable, if, subject to certain exceptions, the named executive officer is still employed by us at that time.

Non-Competition and Non-Solicitation Restrictions. Equity awards made in August 2015 to named executive officers include a 12-month non-competition restriction on any executive officer whose employment with the company terminates prior to July 1, 2018, as well as an ongoing 12-month non-solicitation restriction.

Service-Based Cash Award to Mr. Little. Upon joining us as our new Chief Financial Officer in April 2014, Mr. Little received a one-time service-based cash award in the aggregate amount of $500,000, which, subject to Mr. Little’s continued employment with us, was to vest in three equal installments on April 1, 2015, April 1, 2016, and April 1, 2017. This award was made in recognition of Mr. Little’s forfeiture of substantial incentive awards from his previous employer when he joined us. For additional information, see footnote 6 to the Fiscal 2015 Summary Compensation Table, below, and our Current Report on Form 8-K filed January 30, 2014.

Timing of Long-Term Stock Incentive Awards. The board of directors and the compensation committee meet to review our annual financial results and make long-term stock incentive awards each August, prior to the public announcement of our financial results for the recently completed fiscal year. The compensation committee’s practice is to make the grant of such awards effective two business days after the date such annual financial results are publicly announced to allow time for the market to react to the announced results.

Benefits and Perquisites

While benefits and perquisites are not a significant element of our compensation structure, we believe that we need to provide a certain level of benefits and perquisites to remain competitive and attract and retain executive talent. Our named executive officers are eligible to participate in our broad-based benefit programs generally available to all of our full-time employees, including health, disability and life insurance programs, qualified 401(k) or similar pension plans. In addition, certain of our named executive officers receive certain perquisites, including car allowances, tax preparation and financial planning services, participation in an executive disability insurance program, relocation expenses, and business club memberships. See footnote 5 to the Fiscal 2015 Summary Compensation Table on page 33. From time to time, we also may incur expenses in connection with guests or family accompanying named executive officers on business travel. During fiscal 2015, we also had a fractional ownership interest in an aircraft, which allows the company the use of a private airplane for business travel, and we have allowed family members and guests to accompany our executives during business travel using the aircraft, space permitting. The aggregate incremental cost to us of business guests and family accompanying executives during business travel when using our fractional aircraft interest is de minimis. We sold our fractional ownership interest in the aircraft during the second quarter of fiscal 2016.

For more detail regarding other annual compensation, including perquisites, provided to our named executive officers during fiscal 2015, please see footnote 5 to the Fiscal 2015 Summary Compensation Table on page 33.

Policy Regarding Recovery of Performance-Based Compensation

Since fiscal 2009 we have had a policy regarding the recovery of performance-based compensation and other incentive-based compensation from executive officers under certain circumstances (a “claw-back policy”). The “claw-back” policy is part of our Corporate Governance Guidelines and Principles and provides that in the event there is a material restatement of our financial results filed with the SEC due to fraud or intentional misconduct, the compensation committee will review the performance-based compensation and other incentive-based compensation received by any executive officers who are found to be personally responsible for the fraud or intentional misconduct that caused the need for the restatement. To the extent permitted by applicable law, the compensation committee will seek, through the exercise of their business judgment, the recovery of any such compensation that the compensation committee determines is in excess of the performance-based compensation and other incentive-based compensation that would have been received by such officers based on the restated financial results.

The full text of our Corporate Governance Guidelines and Principles, including the “claw-back” policy, is published on our website at www.elizabetharden.com, under the section “Corporate – Investor Relations – Corporate Governance – Guidelines & Principles.”

Stock Ownership and Retention Guidelines

The stock ownership guideline for our chief executive officer is 175,000 shares of common stock. The stock ownership guideline for executive officers other than our chief executive officer is the lesser of (i) common stock having an aggregate market value of $900,000 (approximately twice the average base salary for such executive officers), or (ii) 15,000 shares of common stock. In addition, until an executive officer has satisfied the applicable guideline, the executive officer must retain 100% of the shares of common stock received by the executive officer from vests of restricted stock units granted to such officers during the first five years that they are subject to the guidelines, and 50% of such shares thereafter. An executive officer becomes subject to the stock ownership guidelines once the executive receives his/her first equity grant after becoming an executive officer. The compensation committee has discretion to grant waivers or exemptions from compliance with the guidelines as it deems appropriate.

Shares of our common stock that are owned by an executive officer, and all shares of our common stock owned by such executive officer’s spouse or dependent children, count towards satisfying the stock ownership guidelines. Unvested restricted stock units and shares underlying unexercised stock options held by an executive officer and shares that are pledged or held in margin accounts do not count towards satisfying the stock ownership guidelines. The stock ownership and retention guidelines may be reviewed from time to time to ensure market competitiveness and to reflect appropriate market conditions.

Anti-Hedging Policy

Our executive officers and directors are prohibited from engaging in any transaction to hedge their economic exposure to our common stock, such as (i) short sales of our common stock, (ii) buying or selling puts or calls or other derivative securities on our common stock, and (iii) entering into hedging or monetizing transactions or similar arrangements with respect to our common stock.

Restrictions on Pledging by Executive Officers and Directors

We have adopted a policy restricting the pledging of our common stock by our executive officers and directors. Specifically, the compensation committee has adopted the following restrictions on the pledging of shares of our common stock (including the holding of common stock in margin accounts) by our executive officers and directors:

•	The pledging of our common stock is prohibited.

•	Shares held in margin accounts shall not count towards satisfying applicable stock ownership guidelines.

•	No more than 40% of an individual’s common stock holdings may be held in margin accounts.

•	Executive officers and directors will be asked to confirm their compliance with the above restrictions on an annual basis.

In establishing this policy, the compensation committee considered various factors, including the particular circumstances of our various executive officers and directors, and strived to develop a policy that appropriately balanced competing concerns. On the one hand, the compensation committee recognized that policies prohibiting the holding of company stock in margin accounts by insiders are considered by proxy advisors and some institutional investors as a good corporate governance practice. On the other hand, the compensation committee recognized that prohibiting responsible holding of company stock in margin accounts by executive officers and directors could have the unintended consequence of causing such officers and directors to reduce their ownership stakes in the company, thereby reducing the alignment of their interests with shareholders’ interests. Further, in our specific situation, our chief executive officer and certain of our board members were among the earliest investors in our company and have accumulated significant ownership positions over the course of approximately 23 years. Creating a policy that may cause such individuals to sell their shares in the company could have negative tax and estate planning consequences, which seemed to the compensation committee to be inappropriate and unwarranted. Based on these considerations, the compensation committee determined that the restrictions on pledging and margin accounts outlined above are appropriate for our company.

Although the compensation committee set an initial compliance date for this policy, it has since determined that it is in the best interest of shareholders to manage the compliance deadline for this policy on a case by case basis as reasonably necessary to permit executive officers and directors to unwind any margin positions held in a manner that does not result in negative tax and estate planning consequences or generate adverse market perceptions that could arise if our directors and officers were seen as selling shares of common stock during our turnaround efforts. As of October 8, 2015, 1.24 million shares (representing approximately 4.1% of our outstanding common stock) are held by executive officers and directors in margin accounts, down from 1.84 million shares at the end of fiscal 2014, representing a year-over-year reduction in the number of shares of common stock held in margin accounts of approximately 33%.

Effect of Tax and Accounting Treatment on Executive Compensation Decisions

As part of the process of determining the appropriate structure of our executive compensation program and the awards to be made under such program, the compensation committee evaluates and considers the accounting and tax treatment, the aggregate economic costs, the cash flow implications and the expected impact on our financial results of such program and awards. While the compensation committee takes into consideration the tax deductibility of elements of our executive compensation, we do not require that all compensation be awarded in a manner that is tax-deductible to us in order to preserve appropriate flexibility in our ability to compensate our executive officers.

Advisory Vote on Named Executive Officer Compensation

In 2011, our shareholders approved, and we then implemented, annual advisory votes on named executive compensation. At our 2014 annual meeting of shareholders, 97.3% of the votes cast on the advisory vote on our named executive officer compensation were cast in favor of our executive compensation policies and procedures as disclosed in our 2014 proxy statement. The compensation committee viewed the results of the 2014 advisory vote as an affirmation of our pay practices, and we therefore did not implement significant changes to our executive compensation program in fiscal 2015 in response to our shareholders’ advisory vote on named executive officer compensation.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on this review and discussion with management, the compensation committee recommended to the board of directors that such Compensation Discussion and Analysis be included in this proxy statement and be incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended June 30, 2015.

A. Salman Amin (Chairperson)
M. Steven Langman
William M. Tatham

EXECUTIVE COMPENSATION TABLES

Fiscal 2015 Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
E. Scott Beattie	2015	900,000	—	2,280,046	570,078	371,250	93,917	4,215,291
Chairman, President and Chief Executive Officer	2014 2013	900,000 898,333	— —	2,278,500 1,998,825	569,944 500,290	— —	85,471 125,110	3,833,915 3,522,558
Rod R. Little(6)	2015	437,500	262,761	224,380	99,981	183,594	89,404	1,297,620
Executive Vice President and Chief Financial Officer	2014 2013	93,750 —	100,000 —	— —	— —	— —	339,024 —	532,774 —
Joel B. Ronkin	2015	515,000	115,875	405,610	180,090	273,375	42,751	1,532,701
President, Global Fragrances	2014 2013	512,500 495,833	— —	1,407,000 404,360	180,532 179,696	— 101,304	42,228 41,190	2,142,260 1,222,383
Pierre Pirard (7)	2015	415,000	93,375	224,380	99,981	180,875	36,094	1,049,705
Executive Vice President, Product Innovation and Global Supply Chain	2014 2013	412,500 —	— —	1,225,000 —	99,964 —	— —	36,113 —	1,773,577 —
Eric Lauzat(8)	2015	483,209	107,674	269,256	119,853	209,148	0	1,189,140
President, International	2014 2013	— —	— —	— —	— —	— —	— —	— —

(1)	Includes payments described in the Compensation Discussion and Analysis under “Elements of Elizabeth Arden’s Executive Compensation Program – Fiscal 2015 Cash Award” on page 28.
(2)	Reflects the aggregate grant date fair value of restricted stock unit awards granted in fiscal 2015, fiscal 2014 and fiscal 2013, computed in accordance with Accounting Standards Codification Topic 718 (“ASC 718”). These amounts do not necessarily correspond to the actual value that may be realized by the named executive officers. For additional information on the valuation assumptions regarding the fiscal 2015 grants, see note 15 to the consolidated financial statements in our Annual Report on Form 10-K for fiscal 2015, as filed with the SEC. For information on the valuation assumptions with respect to grants made prior to fiscal 2015, refer to the note on Stock Plans in the consolidated financial statements in our Annual Report on Form 10-K for the applicable fiscal year end. See the Fiscal 2015 Grants of Plan-Based Awards Table on page 35 for additional information on awards made during fiscal 2015.
(3)	Reflects the aggregate grant date fair value of stock options granted in fiscal 2015, fiscal 2014 and fiscal 2013, computed in accordance with ASC 718. These amounts do not necessarily correspond to the actual value that may be recognized by the named executive officers. For additional information on the valuation assumptions regarding the fiscal 2015 grants, see note 15 to the consolidated financial statements in our Annual Report on Form 10-K for fiscal 2015, as filed with the SEC. For information on the valuation assumptions with respect to grants made prior to fiscal 2015, refer to the note on Stock Plans in the consolidated financial statements in our Annual Report on Form 10-K for the applicable fiscal year end. See the Fiscal 2015 Grants of Plan-Based Awards Table on page 35 for additional information on awards made during fiscal 2015.
(4)	Reflects amounts earned by the named executive officers in the applicable fiscal year under our Management Bonus Plan and pursuant to performance-based cash awards made in fiscal 2013, 2014 and 2015, respectively. These amounts earned were subject to our achievement of specified performance targets. If the applicable performance targets are met for the applicable period, the performance-based cash awards are payable in three equal annual installments two business days after the public announcement of our financial results for each of the three fiscal years ending after the date of grant of each award, if the named executive officer is still employed by us at that time (subject to certain exceptions). For more information regarding our fiscal 2015 Management Bonus Plan, please refer to the discussion in the Compensation Discussion and Analysis under “Elements of Elizabeth Arden’s Executive Compensation Program – Short-Term Cash Incentives – Fiscal 2015 Management Bonus Plan” on page 27 and the Fiscal 2015 Grants of Plan-Based Awards Table on page 35. For more information regarding the performance-based cash awards made in fiscal 2015, please refer to the discussion in the Compensation Discussion and Analysis under “Elements of Elizabeth Arden’s Executive Compensation Program – Long-Term Incentives – Fiscal 2015 Performance-Based Cash Awards” on page 29 and the Fiscal 2015 Grants of Plan-Based Awards table. Mr. Beattie’s fiscal 2015 Management Bonus Plan award includes a 10% equity risk premium, as he received his Management Bonus Plan payout in shares of common stock rather than cash.

(5)	The following table identifies (i) perquisites and other personal benefits provided to our named executive officers in fiscal 2015 and quantifies those required by SEC rules to be quantified, and (ii) all other compensation that is required by SEC rules to be separately identified and quantified:

Name	Fiscal Year	Perquisites and Other Personal Benefits ($) (a)		Executive Disability Insurance Premiums ($) (b)	Life & AD&D Insurance Premiums ($) (c)	Company Contributions to 401(k) Plan ($) (d)	Total ($)
E. Scott Beattie	2015	66,689	(e)	15,548	1,080	10,600	93,917
Rod R. Little	2015	67,495	(f)	2,687	1,080	18,142	89,404
Joel B. Ronkin	2015	25,312	(g)	5,666	1,080	10,693	42,751
Pierre Pirard	2015	22,514		2,100	1,080	10,400	36,094
Eric Lauzat(h)	2015	—		—	—	—	—

(a)	Includes car allowance, personal tax preparation and financial planning services paid or reimbursed by us, and use of company-owned tickets to certain sporting events that are made available (at no incremental cost to us) to our employees, including the named executive officers, if such tickets are not used for business purposes. Except as noted below, no individual perquisite or personal benefit for any named executive officer exceeded $25,000.
(b)	Reflects executive disability insurance premiums paid or reimbursed by us.
(c)	Reflects term life and accidental death and dismemberment insurance premiums paid or reimbursed by us.
(d)	Reflects matching contributions made by us under our 401(k) plan.
(e)	Includes (i) $39,651 in tax preparation and audit defense and financial planning fees, (ii) the cost of business guests and family accompanying Mr. Beattie during business travel, and (iii) dues paid by us for business club memberships for Mr. Beattie.
(f)	Includes $49,759 in relocation expenses invoiced and paid in fiscal 2015 primarily relating to the shipment and storage of personal property in connection with Mr. Little’s relocation to the U.S. during fiscal 2014.
(g)	Includes bar and bar association membership fees.
(h)	Does not include $53,301 of pension contributions made by us for Mr. Lauzat as required by Swiss law.

(6)	Mr. Little joined the company on April 1, 2014. Pursuant to the terms of his employment, Mr. Little was guaranteed a bonus of $100,000 for fiscal 2014. In recognition of substantial incentive awards from his prior employer that were forfeited by Mr. Little when he joined our company in April 2014, the terms of Mr. Little’s employment with us also included a one-time service-based cash award in the aggregate amount of $500,000, which, subject to Mr. Little’s continued employment with us, vests in three equal installments on April 1, 2015, April 1, 2016 and April 1, 2017. The amount shown it the fiscal 2015 “Bonus” column for Mr. Little reflects the portion of this award that was paid on April 1, 2015.
(7)	Mr. Pirard was not a named executive officer in fiscal 2013.
(8)	Mr. Lauzat was not a named executive officer in fiscal 2013 or 2014. Mr. Lauzat’s base salary for fiscal 2015 was CHF 370,000 paid on a net basis. The amount shown above reflects our estimate of Mr. Lauzat’s gross salary, based on estimated employment taxes due in Switzerland which vary depending upon the number of days that Mr. Lauzat is physically present in Geneva during a given period and certain other factors. Because Mr. Lauzat’s base salary and perquisites are paid in Swiss francs, his overall compensation expressed in U.S. dollars is affected by the strength or weakness of the U.S. dollar against the Swiss franc. Fiscal 2015 amounts were converted to U.S. dollars using an exchange ratio of 1.062 U.S. dollars to the Swiss franc, which is the average of all interbank rate “ask” prices for the period from July 1, 2014 through June 30, 2015, as quoted on www.oanda.com, rounded to the nearest thousandth.

Fiscal 2015 Grants of Plan-Based Awards Table

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)(6)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards ($ / SH)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
E. Scott Beattie	8/4/14	8/4/14	225,000	900,000	(1)	1,350,000
	8/21/14	8/4/14					14,450	57,800	86,700				997,628
	8/21/14	8/4/14								74,300			1,282,418
	8/21/14	8/4/14									91,800	17.26	570,078
Rod R. Little	8/4/14	8/4/14	64,063	256,250	(1)	384,375
	8/21/14	8/4/14	43,750	175,000	(6)	262,500
	8/21/14	8/4/14								13,000			224,380
	8/21/14	8/4/14									16,100	17.26	99,981
Joel B. Ronkin	8/4/14	8/4/14	77,250	309,000	(1)	463,500
	8/21/14	8/4/14	78,750	315,000	(6)	472,500
	8/21/14	8/4/14								23,500			405,610
	8/21/14	8/4/14									29,000	17.26	180,090
Pierre Pirard	8/4/14	8/4/14	62,250	249,000	(1)	373,500
	8/21/14	8/4/14	43,750	175,000	(6)	262,500
	8/21/14	8/4/14								13,000			224,380
	8/21/14	8/4/14									16,100	17.26	99,981
Eric Lauzat(7)	8/4/14	8/4/14	72,534	290,136	(1)	435,204
	8/21/14	8/4/14	50,737	202,949	(6)	304,424
	8/21/14	8/4/14								15,600			269,256
	8/21/14	8/4/14									19,300	17.26	119,853

(1)	Reflects the potential value of the cash payout for each named executive officer under our Management Bonus Plan for fiscal 2015 if annual threshold, target or maximum performance goals for both performance metrics (EBITDA and operating cash flow) were satisfied in fiscal 2015. The “maximum” operating cash flow performance target for fiscal 2015 was achieved, but the applicable EBITDA goals for fiscal 2015 were not achieved. Accordingly, payouts were made under the Management Bonus Plan for fiscal 2015 in an amount equal to 37.5% of each named executive officer’s annual bonus target amount. For more information regarding our Management Bonus Plan, please refer to the discussion in the Compensation Discussion and Analysis under “Elements of Elizabeth Arden’s Executive Compensation Program – Short-Term Cash Incentives – Fiscal 2015 Management Bonus Plan” on page 27.
(2)	Reflects the number of PBRSU granted to our chief executive officer on August 21, 2014, under our 2010 Stock Award and Incentive Plan if the applicable threshold, target or maximum performance goals for all three performance metrics (EBITDA, operating cash flow and gross margin improvement) were satisfied in fiscal 2015. Of these PBRSU, 28,900 (or 50% of the original award) were earned based on our fiscal 2015 operating cash flow exceeding the maximum award level for that metric and will vest in three installments two business days after the public announcement of our financial results for the fiscal years ending June 30, 2015, June, 30, 2016 and June 30, 2016, as applicable, if our chief executive officer is still employed by us at that time. Accordingly, a total of 9,633 PBRSU vested in August 2015. For more information regarding this PBRSU award, please refer to the discussion in the Compensation Discussion and Analysis under “Elements of Elizabeth Arden’s Executive Compensation Program – Long-Term Incentives – Fiscal 2015 Performance-Based Restricted Stock Units” on page 29.
(3)	Reflects the number of SBRSU granted on August 21, 2014, under our 2010 Stock Award and Incentive Plan to the named executive officers. These SBRSU vest in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2015, June 30, 2016, and June 30, 2017, as applicable, if the named executive officer is still employed by us at that time. One-third of this grant of SBRSU vested in August 2015.
(4)	Reflects the number of stock options granted on August 21, 2014, under our 2010 Stock Award and Incentive Plan to our named executive officers. These stock options vest over a three-year period in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2015, June 30, 2016, and June 30, 2017, as applicable, if the named executive officer is still employed by us at that time. These stock options will expire ten years from the date of grant. One-third of this grant of stock options vested in August 2015.
(5)

Reflects the full grant date fair value under ASC 718 of the PBRSU, SBRSU or stock options granted in fiscal 2015 to the named executive officers. Generally, the full grant date fair value is the amount that we would expense in our consolidated financial statements over the award’s vesting schedule. For PBRSU awards granted on August 21, 2014, fair value is calculated using the closing price of our common stock on the grant date of $17.26 per share multiplied by 57,800, the number of PBRSU awarded assuming target goals were achieved for all three performance metrics (EBITDA, operating cash flow and gross margin improvement). For SBRSU awards granted on August 21, 2014, fair value is calculated using the closing price of our common stock on the grant date of $17.26 per share multiplied by the number of SBRSU awarded. For stock options, fair value is calculated using the Black-Scholes model value on the grant date of $6.21 per share multiplied by the number of stock options awarded. These amounts do not correspond to the actual value that may be recognized by the named executive officers. For additional information on the valuation assumptions regarding these fiscal 2015 grants, see note 15 to the consolidated financial statements in our Annual Report on Form 10-K for fiscal 2015, as filed with the SEC.
(6)	Reflects the potential value of the outstanding performance-based cash awards granted to each named executive officer on August 4, 2014 if the applicable threshold, target or maximum performance goals for all three performance metrics (EBITDA, operating cash flow and gross margin improvement) were satisfied in fiscal 2015. These performance-based cash awards vested at 50% of the target award level based on our fiscal 2015 operating cash flow exceeding the maximum award level for that metric, and will be paid in three installments two business days after the public announcement of our financial results for the fiscal years ending June 30, 2015, June 30, 2016 and June 30, 2017, as applicable. The first installment of this performance-based cash award was paid in August 2015. For more information regarding our performance-based cash awards, please refer to the discussion in the Compensation Discussion and Analysis under “Elements of Elizabeth Arden’s Executive Compensation Program – Long-Term Incentives – Fiscal 2015 Performance-Based Cash Awards” on page 29.
(7)	Amounts were converted to from Swiss francs to U.S. dollars using an exchange ratio of 1.062 U.S. dollars to the Swiss franc, which is the average of all interbank rate “ask” prices for the period from July 1, 2014 through June 30, 2015, as quoted on www.oanda.com, rounded to the nearest thousandth.

Outstanding Equity Awards at 2015 Fiscal Year-End

	Option Awards						Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (1) (#)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
E. Scott Beattie	8/10/2005 8/21/2006 8/20/2007	65,600 67,300 88,000	— — —		23.40 15.00 23.59	8/10/2015 8/21/2016 8/20/2017	8/13/2012 8/13/2012 8/12/2013	8,167 2,037 24,400	(6) (7) (8)	116,461 29,048 347,944
	8/18/2008	111,100	—		18.88	8/18/2018	8/21/2014				57,800	(11)	824,228
	8/17/2009	96,500	—		9.33	8/17/2019	8/21/2014	74,300	(9)	1,059,518
	8/16/2010	55,400	—		16.15	8/16/2020
	8/15/2011	27,500	—		31.78	8/15/2021
	8/13/2012	16,333	8,167	(3)	45.95	8/13/2022
	8/12/2013	12,733	25,467	(4)	35.00	8/12/2023
	8/21/2014	—	91,800	(5)	17.26	8/21/2024
Rod R. Little	8/21/2014	—	16,100	(5)	17.26	8/21/2024	8/21/2014	13,000	(9)	185,380
Joel B. Ronkin	8/20/2007 8/18/2008 8/16/2010 8/15/2011 8/13/2012 8/12/2013 8/21/2014	46,900 50,000 24,900 12,400 5,866 4,033 —	— — — — 2,934 8,067 29,000	(3) (4) (5)	23.59 18.88 16.15 31.78 45.95 35.00 17.26	8/20/2017 8/18/2018 8/16/2020 8/15/2021 8/13/2022 8/12/2023 8/21/2024	8/13/2012 8/12/2013 8/12/2013 8/21/2014	2,934 7,734 28,600 23,500	(6) (8) (10) (9)	41,839 110,287 407,836 335,110
Pierre Pirard	8/18/2008 8/16/2010 8/15/2011 8/13/2012 8/12/2013 8/21/2014	13,900 11,100 6,200 3,266 2,233 —	— — — 1,634 4,467 16,100	(3) (4) (5)	18.88 16.15 31.78 45.95 35.00 17.26	8/18/2018 8/16/2020 8/15/2021 8/13/2022 8/12/2023 8/21/2024	8/13/2012 8/12/2013 8/12/2013 8/21/2014	1,634 4,267 28,600 13,000	(6) (8) (10) (9)	23,301 60,847 407,836 185,380
Eric Lauzat	8/21/2014	—	19,300	(5)	17.26	8/21/2024	8/21/2014	15,600	(9)	222,456

(1)	This column reflects the number of SBRSU granted to the respective named executive officer that had not yet vested as of June 30, 2015.
(2)	Determined based on the closing market price of our common stock on June 30, 2015, the last trading day in fiscal 2015, of $14.26 per share.
(3)	Stock options granted on August 13, 2012, that vest over a three-year period in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2013, June 30, 2014, and June 30, 2015, as applicable, if the named executive officer is still employed by us at that time (subject to certain exceptions). The amount shown reflects the remaining one-third of the original stock option grant, which vested for each named executive officer in August 2015.

(4)	Stock options granted on August 12, 2013, that vest over a three-year period in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2014, June 30, 2015, and June 30, 2016, as applicable, if the named executive officer is still employed by us at that time (subject to certain exceptions). The amount shown reflects two-thirds of the original stock option grant. An additional one-third of the original amount of this grant of stock options vested for each named executive officer in August 2015.
(5)	Stock options granted on August 21, 2014, that vest over a three-year period in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2015, June 30, 2016, and June 30, 2017, as applicable, if the named executive officer is still employed by us at that time (subject to certain exceptions). The amount shown reflects the initial grant amount of the stock option award granted on such date. One-third of this grant of stock options vested for each named executive officer in August 2015.
(6)	SBRSU award granted on August 13, 2012, that vests over a three-year period in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2013, June 30, 2014, and June 30, 2015, as applicable, if the named executive officer is still employed by us at that time (subject to certain exceptions). The amount shown reflects the remaining third of the original amount of the SBRSU award, which vested for each named executive officer in August 2015.
(7)	PBRSU award granted on August 13, 2012, that was earned based on our achievement of specified earnings per diluted share and net sales targets for the fiscal year ending June 30, 2013, with such earned number of shares then being issued in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2013, June 30, 2014, and June 30, 2015, if the named executive officer is still employed by us at that time (subject to certain exceptions). Based on our earnings and net sales results for fiscal 2013, 6,111 shares were earned under this award, of which 2,037 were issued in each of August 2013 and August 2014. The final 2,037 shares vested and were issued in August 2015.
(8)	SBRSU award granted on August 12, 2013, that vests in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2014, June 30, 2015, and June 30, 2016, as applicable, if the named executive officer is still employed by us at that time (subject to certain exceptions). The amount shown reflects the remaining two-thirds of the original amount of the SBRSU award. An additional one-third of the original amount of this SBRSU award vested for each named executive officer in August 2015.
(9)	SBRSU award granted on August 21, 2014, that vests in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2015, June 30, 2016, and June 30, 2017, as applicable, if the named executive officer is still employed by us at that time (subject to certain exceptions). The amount shown reflects the initial grant amount of the SBRSU award granted on such date. One-third of the original amount of this SBRSU award vested for each named executive officer in August 2015.
(10)	Special retention award of SBRSU granted on August 12, 2013, that vests in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2016, June 30, 2017, and June 30, 2018, as applicable, if the named executive officer is still employed by us at that time (subject to certain exceptions).
(11)	PBRSU award granted on August 21, 2014 that is earned based on our achievement of specified EBITDA, operating cash flow and gross margin improvement targets for the fiscal year ending June 30, 2015, with such earned number of shares then being issued in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2015, June 30, 2016, and June 30, 2017, if the named executive officer is still employed by us at that time (subject to certain exceptions). Based on our operating cash flow results for fiscal 2015, 28,900 shares were earned under this award, of which 9,633 shares were issued in August 2015. For more information regarding this PBRSU award, please refer to the discussion in the Compensation Discussion and Analysis under “Elements of Elizabeth Arden’s Executive Compensation Program – Long-Term Incentives – Fiscal 2015 Performance-Based Restricted Stock Units” on page 29 and the Fiscal 2015 Grants of Plan-Based Awards Table on page 35.

Option Exercises and Stock Vested in Fiscal 2015

	Option Awards		Stock Awards
Name(1)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(3) ($)
E. Scott Beattie	—	—	31,838	549,524
Joel B. Ronkin	—	—	11,033	190,430
Pierre Pirard	—	—	5,900	101,834

(1)	Messrs. Little and Lauzat have been omitted from this table because neither of them had any option exercises or stock award vests in fiscal 2015.
(2)	Represents shares of SBRSU that vested on August 21, 2014.
(3)	Value based on the closing market price of our common stock on August 21, 2014, the vesting date of the SBRSU, of $17.26 per share.

Potential Payments Upon Termination or Change of Control

We have had a severance policy in place for our senior executives, including our named executive officers, since March 2002. The compensation committee believes that a severance policy is a useful tool in attracting and retaining highly qualified executive talent, particularly because we do not have employment agreements in place with our executive officers. The levels of benefits provided under the severance policy are based on the compensation committee’s assessment of what would be fair and reasonable under the scenarios contemplated by the severance policy and are periodically reviewed by management and Mercer against market and peer company practices. Potential benefits payable under our severance policy are not a factor in the compensation committee’s determination of the compensation to be paid to our named executive officers. Payments under our severance policy are subject to the execution and delivery by the relevant executive officer of a release containing confidentiality and non-disparagement provisions that are satisfactory to us.

Termination Without Cause. Under the severance policy, an executive officer receives severance benefits in a lump sum, based on his or her position and responsibility, in the event the executive’s employment is terminated by us without “cause,” other than due to death or permanent disability. Currently, the severance benefit for our chief executive officer equals 24 months of base salary on the effective date of termination, and the severance benefit for our other executive officers equals 12 months of base salary on the effective date of termination. For purposes of the severance policy, “cause” includes (i) a violation of our Code of Business Conduct or any other material company policy, (ii) the commission of an intentional act of fraud, embezzlement, theft or dishonesty against us, (iii) the conviction of a felony or a misdemeanor involving moral turpitude or that is reasonably deemed to cause material embarrassment to us, (iv) gross neglect or willful failure to perform the officer’s duties that is not cured on a timely basis, and (v) willful failure to obey the reasonable and lawful orders of the chief executive officer, the officer’s supervisor or the board of directors.

Change of Control. Under the severance policy, a severance benefit is paid to executive officers based on a multiple of a “base amount” only if there is an actual termination of employment by us without “cause” (other than due to death or permanent disability) or a termination of employment by the executive officer for “good reason,” in either case within the two years following a “change of control.” “Base amount” is the then-current base salary plus then-current target bonus of the applicable executive. Currently, the lump sum severance benefit that is payable upon a termination of employment without cause or a termination of employment by an executive officer for good reason, in either case within the two years following a change of control, is as follows: (a) Mr. Beattie, 2.99 times the base amount; and (b) for all other executive officers, 1.5 times the base amount. This lump sum severance benefit is subject to reduction in certain circumstances if payment of such benefit amount would result in an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). Our change of control arrangements are intended to provide continuity of management in the event of a change of control and to focus our management’s attention on completing a transaction that will benefit shareholders rather than on concerns about future employment.

For purposes of the severance policy, “good reason” includes a materially adverse change in the executive officer’s authority, duties or responsibilities or the assignment of duties that are materially inconsistent with those normally associated with the executive officer’s position, or a relocation of more than 50 miles outside of the metropolitan area in which the executive officer is based. An executive officer claiming termination for “good reason” must provide us written notice and an opportunity to cure the circumstances constituting “good reason” before becoming eligible for severance benefits under the severance policy. A “change of control” is deemed to have occurred under the severance policy if (i) 35% or more of our common stock is beneficially owned by a person (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) other than our directors and their affiliates, and that amount represents more of our common stock than is beneficially owned by our directors and their affiliates, (ii) during any consecutive two-year period our directors or individuals nominated by our directors to succeed them no longer constitute a majority of our directors, (iii) a sale or other disposition of all or substantially all of our assets is approved by the board of directors and consummated, or (iv) a merger or other business combination or reorganization resulting in the circumstances described in (i) or (ii) is approved by our board of directors and consummated.

Our stock incentive grant agreements generally provide that in the event of a change of control involving us, as defined in the stock incentive plans, all unvested stock options and service-based restricted stock units awarded to our employees, including our named executive officers, will automatically become fully vested. In addition, upon a change of control, our outstanding performance-based awards vest and become payable at either their target value or the value that corresponds to any applicable performance targets that have already been achieved. In the event of the termination of a named executive officer without “cause,” and subject to compliance with certain non-competition and restrictions, all vested options would remain exercisable for 12 months following termination (subject to their earlier expiration), and all unvested stock options, SBRSUs and performance-based awards would continue to vest for up to 12 months following termination in accordance with their original vesting terms (in the case of performance-based awards, at the value applicable to any achieved performance targets for the relevant performance period) and such stock options would remain exercisable for an additional three months from such vesting (subject to their earlier expiration). In the event of an executive officer’s death or permanent disability, all unvested stock option awards become fully vested and a pro-rata portion of unvested service-based restricted stock unit awards and performance-based awards also vest (in the case of performance-based awards, at either target value or the value applicable to any achieved performance targets for the relevant performance period) based on the period elapsed since the applicable grant date.

The table below assumes that the triggering events under the severance policy occurred on June 30, 2015, and shows the value of unvested stock options, SBRSU and performance-based awards that would vest upon the specified triggering event, based on our closing market price of $14.26 on June 30, 2015 the last trading day of fiscal 2015.

		Termination
Name	Benefit	Without Cause(1)	Without Cause or For Good Reason Within 2 Years After Change of Control(2)	Change of Control(3)	Death or Permanent Disability(3)
E. Scott Beattie	Cash	$1,800,000	$5,382,000	$—	$—
	Option vesting	—	—	—	—
	SBRSU vesting	—	—	1,523,923	563,304
	PBRSU vesting	—	—	441,162	138,664

	Total	$1,800,000	$5,382,000	$1,965,085	$674,968

Rod R. Little	Cash	$450,000	$1,080,000	$—	$—
	Option vesting	—	—	—	—
	SBRSU vesting	—	—	185,380	51,492
	Performance-based cash vesting	—	—	87,500	24,305

	Total	$450,000	$1,080,000	$272,880	$75,797

Joel B. Ronkin	Cash	$515,000	$1,236,000	$—	$—
	Option vesting	—	—	—	—
	SBRSU vesting	—	—	895,072	323,416
	Performance-based cash vesting	—	—	191,268	71,890

	Total	$515,000	$1,236,000	$1,086,340	$395,306

Pierre Pirard	Cash	$415,000	$996,000	$—	$—
	Option vesting	—	—	—	—
	SBRSU vesting	—	—	677,364	245,785
	Performance-based cash vesting	—	—	106,260	39,938

	Total	$415,000	$996,000	$783,624	$285,723

Eric Lauzat(4)	Cash	$483,209	$1,159,702	$—	$—
	Option vesting	—	—	—	—
	SBRSU vesting	—	—	222,456	61,788
	Performance-based cash vesting	—	—	101,474	28,187

	Total	$483,209	$1,159,702	$323,930	$89,975

(1)	Severance benefit for termination without cause (other than upon a change of control or due to death or permanent disability) equals 24 months of base salary for our chief executive officer and 12 months of base salary for our other named executive officers and is payable in a lump sum. In addition, as noted above, upon a termination of a named executive officer without “cause,” and subject to compliance with certain non-competition and non-solicitation restrictions, all vested options would remain exercisable for up to 12 months following termination (subject to their earlier expiration) and all unvested stock options, SBRSUs and performance-based awards would continue to vest for up to 12 months following termination in accordance with their original vesting terms (in the case of performance-based awards, at the value applicable to any achieved performance targets for the relevant performance period) and such stock options would remain exercisable for an additional three months from such vesting (subject to their earlier expiration).

(2)	In addition to the accelerated vesting of outstanding awards reflected in the “Change of Control” column, named executive officers receive severance benefits for termination without cause by us or by the named executive officer for good reason, either of which occurs within two years of a change of control. These severance benefits equal 2.99 times the “base amount” for our chief executive officer and 1.5 times the “base amount” for our other named executive officers, and are payable in a lump sum. “Base amount” is the then-current base salary plus the then-current target bonus of the applicable named executive officer. The amount shown in this column for each named executive officer is subject to reduction in certain circumstances if payment of such amount would result in an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended.

(3)	Reflects value of accelerated vesting of stock options calculated based on the difference between the exercise price of stock options not yet vested at June 30, 2015 and the closing market price of our common stock of $14.26 on June 30, 2015, the last trading day of fiscal 2015. As of June 30, 2015, none of the unvested stock options held by the named executive officers had an exercise price below $14.26 per share. Also reflects value of accelerated vesting of restricted stock units not yet vested on June 30, 2015, based on the closing market price of our common stock on June 30, 2015 of $14.26. Also reflects the value of accelerated vesting of all outstanding performance-based cash awards and performance-based restricted stock awards granted in fiscal 2013, fiscal 2014, and fiscal 2015 based on actual performance targets achieved during those fiscal years.

Stock options that vest on an accelerated basis due to death remain exercisable by the named executive officer’s estate for 12 months after death. Stock options that vest on an accelerated basis due to permanent disability remain exercisable for six months after the permanent disability. Stock options that vest on an accelerated basis due to a change of control remain exercisable for 90 days after the change of control. The term “change of control” has substantially the same meaning under our stock incentive plans as under our severance policy.

(4)	Mr. Lauzat is paid in Swiss francs. Amounts were converted to U.S. dollars using an exchange ratio of 1.062 U.S. dollars to the Swiss franc, which is the average of all interbank rate “ask” prices for the period from July 1, 2014 through June 30, 2015, as quoted on www.oanda.com, rounded to the nearest thousandth.

AUDIT COMMITTEE REPORT

The audit committee oversees the quality and integrity of the company’s accounting and financial reporting process, the adequacy of the company’s internal control over financial reporting, the audits of the company’s consolidated financial statements and internal control over financial reporting, the review of quarterly consolidated financial statements and critical accounting policies, and also carries out such other duties as may be directed by the board of directors. The audit committee selects and engages the company’s independent registered public accounting firm that performs the audit of the company’s consolidated financial statements and the company’s internal control over financial reporting, negotiates and approves the fees paid for such services and evaluates their performance. The audit committee also approves the engagement of the independent registered public accounting firm for non-audit services permissible under applicable laws and negotiates and approves the fees paid for such services.

The company’s management is responsible for the preparation, presentation and integrity of its consolidated financial statements and internal controls and for the application of accounting and financial reporting principles and procedures designed to ensure compliance with accounting standards and applicable laws. The company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and the company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Although the audit committee members possess broad experience in analyzing and reviewing financial statements, the audit committee is not composed of professional auditors, and its functions are not intended to duplicate or to certify the actions of management and the independent registered public accounting firm.

The audit committee reviewed and discussed the company’s audited consolidated financial statements for the fiscal year ending June 30, 2015, as well as Management’s Annual Report on Internal Control Over Financial Reporting and the effectiveness of the company’s internal control over financial reporting, with each of management and PricewaterhouseCoopers LLP, the company’s independent registered public accounting firm responsible for auditing both the company’s consolidated financial statements and its internal control over financial reporting. In addition, the committee discussed with PricewaterhouseCoopers LLP the matters that the independent registered public accounting firm is required to discuss with the committee under applicable rules of the Public Company Accounting Oversight Board.

The audit committee also considered whether the provision by PricewaterhouseCoopers LLP of non-audit services to the company is compatible with maintaining the auditors’ independence. The audit committee received from PricewaterhouseCoopers LLP the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the audit committee concerning independence, and discussed with PricewaterhouseCoopers LLP their independence from the company, including any relationships that may impact their independence. The audit committee has concluded that PricewaterhouseCoopers LLP is independent from the company and its management.

Based on the review and discussions referred to in this report, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in the company’s annual report on Form 10-K for the fiscal year ended June 30, 2015 for filing with the SEC.

Maura Clark (Chairperson)
Fred Berens
William M. Tatham

PROPOSAL 2 –

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires us to give our shareholders an opportunity to vote, on an advisory (non-binding) basis, regarding the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this proxy statement.

We believe that our executive compensation program, as discussed in the Compensation Discussion and Analysis for fiscal 2015 set forth on pages 21 through 39 of this proxy statement, is designed to help us attract and retain the highly qualified managerial talent that is necessary to continue to successfully pursue our strategic business plan, while also appropriately reflecting a pay-for-performance philosophy. We ask that our shareholders indicate their support for the compensation of our named executive officers as described in this proxy statement by voting “FOR” the following resolution at the annual meeting:

“RESOLVED, that the company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the company’s Proxy Statement for the 2015 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis, the Fiscal 2015 Summary Compensation Table, and the other related tables and narrative disclosure.”

This say-on-pay vote is advisory, which means that the shareholder vote on this proposal is not binding on us, our board of directors or our compensation committee. The compensation committee and the board of directors do, nonetheless, value the opinions expressed by our shareholders and will carefully consider the outcome of this vote when making future compensation decisions regarding executive compensation.

The board of directors has adopted a policy for providing annual say-on-pay advisory votes. Unless the board modifies this policy, the next say-on-pay advisory vote will be held at our 2016 annual meeting of shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL 3 –

APPROVAL OF THE AMENDMENT TO THE 2010 STOCK AWARD AND INCENTIVE PLAN

General

At the annual meeting, our shareholders will be asked to approve an amendment to the Elizabeth Arden, Inc. 2010 Stock Award and Incentive Plan, as amended and restated (the “2010 Plan”) to increase the number of shares of common stock available for awards under the 2010 Plan. The 2010 Plan was originally adopted in August 2010 by our board of directors and approved in November 2010 by our shareholders. An amendment to the 2010 Plan was approved by our compensation committee and the board of directors in August 2014, and subsequently approved in December 2014 by our shareholders.

On October 8, 2015, our compensation committee adopted, subject to shareholder approval, an amendment to the 2010 Plan to increase the number of shares of common stock available for grant under the 2010 Plan by 3,000,000, from 2,350,000 to 5,350,000, provided that no more than 1,500,000 of such additional shares of common stock may be granted as “full value” awards (i.e., awards that may be paid or settled in common stock and that are not stock options or stock appreciation rights). This amendment is set forth in the 2015 Amendment to the 2010 Stock Award and Incentive Plan attached to this proxy statement as Annex A.

Reasons for the Amendment

In December 2014, our shareholders approved an increase of 1,250,000 shares in the number of shares available for grant under the 2010 Plan. At the time of filing of the proxy statement for the 2014 annual meeting of shareholders, management expected such increase to be sufficient to provide projected equity incentives to our employees through the next two to three annual award cycles, assuming that our historical award mix and rate of issuing equity awards did not change materially.

From the date of our 2014 annual meeting of shareholders on December 3, 2014, however, our common stock price fell from $17.46 per share to $9.63 per share as of August 10, 2015, the date of our most recent equity grants. As a result, a higher number of shares of common stock from the 2010 Plan were required to meet the compensation committee’s targeted value mix of long-term incentive compensation. In addition, we have recruited several key senior executives in the last two fiscal years that are eligible for annual equity incentive awards and have increased the fiscal 2016 annual long-term award levels of certain of our executive officers to ensure consistent incentives among our key commercial leaders, which also have increased our share utilization under the 2010 Plan. Further, as described in the Compensation Discussion and Analysis under “Elements of Elizabeth Arden’s Executive Compensation Program – Long-Term Incentives – Special Retention Awards” on page 32, in August 2015, the compensation committee made special retention awards to certain executives to ensure executive management continuity as we continue our efforts to improve our business and financial performance. As a result of these factors, the equity awards made in August 2015 depleted the shares remaining available for grant under the 2010 Plan, and currently no shares remain available for grant under the 2010 Plan.

The compensation committee believes that it is in our best interest to increase the maximum number of shares of common stock available for grant under the 2010 Plan, especially in light of the company’s current business turnaround efforts. The ability to attract, retain and motivate high caliber personnel is vital to our turnaround efforts as we continue to implement the changes in our cost structure, brand portfolio, product innovation processes, go-to-market capability and strategies, and organization that we believe are necessary to create consistent and sustainable brand growth, margin improvement and profitability. The compensation committee believes that the use of equity compensation allows us to offer market competitive compensation packages that are more effective in aligning employee incentives with the success of our turnaround efforts, and shareholder interests, than compensation packages that are entirely reliant on cash compensation. Without an increase in the number of shares of common stock available for grant under the 2010 Plan, our compensation packages would be comprised predominantly of cash, which we believe would limit our ability to offer competitive compensation packages to our existing employees and to attract additional key employees.

In approving an increase of 3,000,000 additional shares of common stock available for grant under the 2010 Plan, the compensation committee took into consideration the following factors:

•	a review of our share usage over the past three fiscal years, which is reflected in the “run rate” information set forth below under “Key Data”;

•	our anticipated share usage under the 2010 Plan modeled using stock prices ranging as low as $9.00 per share, which indicated that the additional shares being requested under this proposal should be sufficient to provide projected equity incentives to our employees through the next two to three annual award cycles, assuming that our historical award mix and rate of issuing equity awards does not change materially;

•	our dilution and overhang (as further discussed below under “Key Data”);

•	a review of equity grant practices for our industry peer group provided by Mercer; and

•	our long-term incentive pay strategy that emphasizes equity grants to our executives to align their interests to those of our other shareholders, which we believe is in the best interests of our shareholders.

In addition, our lead independent director and certain members of management held discussions with several of our largest shareholders, including the Rhône Purchasers, who together hold approximately 50% of our outstanding voting stock, regarding our proposed amendment to increase the number of shares available under the 2010 Plan. These shareholders, including the Rhône Purchasers, each indicated that they are supportive of our proposal to amend the 2010 Plan to increase the number of shares available under the 2010 Plan by 3,000,000 shares, with no more than 1,500,000 of such additional shares to be granted as “full value” awards.

Key Data

Common Stock Price. On October 13, 2015, the closing price on NASDAQ of our common stock was $12.93.

Updated Information on Outstanding Equity Awards. Information regarding awards outstanding as of October 8, 2015, under our equity compensation plans is summarized in the following table. As noted above, as of October 8, 2015, no shares remained available for grant under the 2010 Plan. The table below does not include shares that may become available for grant under the proposed share increase for the 2010 Plan discussed in this proposal if it is approved by our shareholders.

Award	# Outstanding	Weighted Average Exercise Price	Weighted Average Term
Options*	2,285,967	$16.64	6.94 years
Full Value Awards (SBRSU and PBRSU)	883,727	Not applicable	Not applicable

Total Overhang	3,169,694

*	No outstanding options contain a dividend equivalent right.

Of the stock options outstanding as of October 8, 2015, approximately half of them have exercise prices in excess of $15.00 per share, as shown in the table below:

Exercise Price Per Share of Outstanding Stock Options	Number of Stock Options Outstanding	Weighted Average Term
Under $10*	1,020,600	9.24 years
$10.01 - $15	133,600	1.90 years
$15.01 - $20	652,067	5.72 years
$20.01 - $25	220,400	2.35 years
Above $25	259,300	6.74 years
*	Of these stock options, 913,400 were granted as long-term incentive awards and special retention awards in August 2015.

“Run Rate.” Run rate provides a measure of our annual share utilization for equity awards and is calculated by dividing the number of equity awards granted in a fiscal year by the weighted average number of common shares outstanding for that fiscal year. Run rate differs from dilution as it does not account for equity awards that have been cancelled and other shares returned to share reserves. As shown in the following table, our three-year average run rate was 1.17%, which equals the 75th percentile three-year average run rate for our peer group but is well below our targeted run rate cap of 2.25% and ISS’s prescribed run rate cap for our industry of 3.15%. ISS uses global industry classification standard (“GICS”) codes for this purpose, and we fall under the “Consumer Staples” GICS code.

Year	Stock Options Granted	Service- Based RSUs Granted (SBRSU)	Performance- Based RSUs Granted (PBRSU)	Total	Weighted Average Number of Common Shares Outstanding	Run Rate Total Granted / Common Shares Outstanding
2015	289,600	179,700	57,800	527,100	29,803,982	1.77%
2014	117,500	189,800	28,500	335,800	29,719,697	1.13%
2013	90,100	72,700	19,000	181,800	29,672,027	0.61%
Three-Year Average	165,733	147,400	35,100	348,233	29,731,902	1.17%
(a)	Assuming target (rather than threshold or maximum) performance metrics are achieved.

Dilution. As of October 8, 2015, dilution was 10.3%, without taking into account the proposed share increase under the 2010 Plan or our Employee Stock Purchase Plan, which approximates the median dilution of our peer group.

Dilution is calculated as (a) Total Overhang of 3,169,694 (see the chart above under “Updated Information on Outstanding Equity Awards”), plus the remaining share pool balance available under the 2014 Non-Employee Director Stock Award Plan of 282,800 shares of common stock (the Share Pool Balance), divided by (b) 3,452,494 (consisting of the sum of the Total Overhang and the Share Pool Balance), plus 29,921,087 (the total common shares outstanding as of October 8, 2015). Excluding the 321,900 outstanding stock options that are held by non-employee directors and the shares of common stock remaining available for grant under the 2014 Non-Employee Director Stock Award Plan, as of October 8, 2015, dilution was 8.7%.

Had the 3,000,000 additional shares of common stock being requested under this proposal been available for grant as of October 8, 2015, our dilution would have increased to 17.7%, which exceeds the 75th percentile for our peer group.

Key Equity Plan Governance Features of the 2010 Plan, as proposed to be amended

•	Limitation on shares requested. The maximum number of shares as to which stock options and stock awards may be granted under the 2010 Plan, as amended, will be 5,350,000, of which a maximum of 2,675,000 shares may be awarded as “full value” awards. A “full value” award is any award, other than a stock option or stock appreciation right, which is settled by the issuance of shares. The total number of shares authorized includes shares that have already been issued or are subject to outstanding awards under the 2010 Plan.

•	No “liberal” share counting. Shares of common stock withheld or surrendered to pay the option exercise price for a stock option or to satisfy tax withholding requirements upon exercise of stock options or vesting of restricted stock units will not be added to the aggregate number of shares of common stock that may be made subject to awards under the 2010 Plan, and will not be available for grant or issuance under the 2010 Plan. In addition, in the event that a stock appreciation right is settled in shares of common stock, the number of shares of common stock subject to the stock appreciation right that are not issued upon its exercise will not be added to the aggregate number of Shares available for issuance under Plan and will not be available for grant or issuance under the 2010 Plan.

•	No “repricings” or “cash outs.” Subject to the provisions regarding adjustments for stock splits, recapitalizations, mergers and other similar corporate transactions, the 2010 Plan prohibits (a) lowering the exercise price of an outstanding stock option or stock appreciation right without shareholder approval, and (b) canceling an “underwater” stock option or a stock appreciation right in exchange for another stock option or stock appreciation right, restricted stock, other equity, cash or property.

•	No evergreen provision. The 2010 Plan contains no “evergreen” feature pursuant to which the shares authorized for issuance under the plan can be increased automatically without shareholder approval.

•	No “liberal” change of control definition. The change of control definition in the 2010 Plan requires consummation of any merger, business combination, sale of assets or similar transaction.

Summary of the 2010 Plan, as proposed to be amended

The following summary of the 2010 Plan is not intended to be complete and is qualified in its entirety by reference to the 2010 Plan, which has been filed as Exhibit 10.1 filed as part of our Form S-8, Registration No. 333-200703, dated December 3, 2014, and the proposed amendment to the 2010 Stock Incentive Plan, a copy of which is attached as Annex A to this proxy statement. The proposed amendment to the 2010 Plan will become effective at the annual meeting only if approved by a majority of the votes cast by our shareholders that are present and entitled to vote at the meeting.

Administration. The 2010 Plan is to be administered by a committee appointed by the board of directors and consisting of no less than three of the members of our board of directors. Each member of the committee is required to be (i) an “independent director” as defined by NASDAQ, (ii) an “outside director” as defined by Section 162(m) of the Code, and (iii) a “non-employee director” as defined by Rule 16b-3(b)(3) promulgated under the Securities Exchange Act of 1934, as amended.

Subject to the terms of the 2010 Plan and applicable law, the committee (or its delegate) has the authority to:

(i)	designate participants in the 2010 Plan;

(ii)	determine the type or types of awards (including substitute awards) to be granted to each participant under the 2010 Plan;

(iii)	determine the number of shares of our common stock to be covered by (or which payments, rights, or other matters are to be calculated in connection with) awards;

(iv)	determine the terms and conditions of any award;

(v)	determine whether, to what extent, and under what circumstances awards may be settled or exercised in cash, shares of our common stock, other securities, or other awards, or canceled, forfeited or suspended, and the method or methods by which awards may be settled, exercised, canceled, forfeited or suspended;

(vi)	determine whether, to what extent, and under what circumstances cash, shares of our common stock, other securities, other awards, and other amounts payable with respect to an award under the 2010 Plan shall be deferred either automatically or at the election of the holder thereof or of the committee;

(vii)	interpret and administer the 2010 Plan and any award made under the 2010 Plan;

(viii)	establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the 2010 Plan; and

(ix)	make any other determination and take any other action that the committee deems necessary or desirable for the administration of the 2010 Plan.

The compensation committee of our board of directors has been delegated the authority to administer the 2010 Plan.

Eligibility. Awards may be granted to employees and directors who provide services to our company or one of our affiliates. Individuals who are holders of options or other awards granted by a company that is acquired by us or with which we combine are eligible to receive substitute awards under the 2010 Plan. For purposes of the 2010 Plan, “substitute awards” are awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company that we acquire or with which we combine. As of October 8, 2015, we had approximately 2,000 full-time employees and seven non-employee directors who are eligible to receive awards under the 2010 Plan. We have historically relied on non-employee director equity plans for equity awards to our non-employee directors and we intend to continue to do so. Accordingly, we do not anticipate that any equity awards will be made to non-employee directors from the 2010 Plan.

Shares Available for Awards. Subject to shareholder approval of the proposed amendment to the 2010 Plan, the maximum number of shares that will be available for issuance under the 2010 Plan is 5,350,000 shares, of which a maximum of 2,675,000 shares may be awarded as “full value” awards. A “full value” award is any award, other than a stock option or stock appreciation right, which is settled by the issuance of shares. Any shares of common stock covered by an award that is forfeited, canceled, terminated, expires, lapses or is settled in cash, without the issuance of shares of common stock or delivery of any other consideration by us, shall once again become available for grant under the 2010 Plan. The number of shares of common stock available for issuance under the 2010 Plan will not be reduced by awards that will be settled in cash. With respect to stock awards, no participant may receive, in any one fiscal year, awards under the 2010 Plan that are denominated or to be settled in more than 600,000 shares of common stock.

No “Liberal” Share Counting. If, in accordance with the terms of the 2010 Plan, a participant pays the option exercise price for a stock option or satisfies any tax withholding requirement with respect to any taxable event arising as a result of the 2010 Plan by either tendering previously owned shares of common stock to us or having us withhold shares of common stock, then such shares of common stock surrendered to pay the option exercise price for a stock option or used to satisfy such tax withholding requirements shall not be added to the aggregate number of shares of common stock that may be made subject to awards under the 2010 Plan, and will not be available for grant or issuance under the 2010 Plan. In addition, in the event that a stock appreciation right is settled in shares of common stock, the number of shares of common stock subject to the stock appreciation right that are not issued upon its exercise shall not be added to the aggregate number of shares available for issuance under 2010 Plan and will not be available for grant or issuance under the 2010 Plan.

No Repricings. Without the approval of shareholders, the committee may not amend or replace previously granted stock options or stock appreciation rights in a transaction that constitutes a “repricing,” which for this purpose means any of the following or any other action that has the same effect (provided, however, that such actions shall not be deemed a repricing if made pursuant to an adjustment due to merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, dividend in kind or another like distribution or changes in capital authorized under the 2010 Plan):

(i)	Lowering the exercise price of a stock option or stock appreciation right after it is granted; or

(ii)	Canceling a stock option or a stock appreciation right at a time when its exercise price exceeds the fair market value of the underlying common stock, in exchange for another stock option or stock appreciation right, restricted stock, other equity, cash or property.

Types of Awards. The 2010 Plan authorizes the committee to grant any one or any combination of: (a) stock options, (b) stock appreciation rights, (c) restricted stock, (e) restricted stock units, (f) deferred stock, (g) performance awards, and (h) other stock-based awards. The committee may also grant dividend equivalents with respect to any awards.

Options. The committee is authorized to grant stock options to the participants in the form of incentive stock options (ISOs) and non-qualified stock options. The number of shares of common stock with respect to which ISOs may be granted under the 2010 Plan shall not exceed 5,350,000.

The committee is responsible for establishing the terms and conditions for stock options, including, without limitation, (i) the exercise price per share of common stock (which, except in the case of substitute awards, shall not be less than the fair market value of the common stock on the date of grant of such stock option), (ii) the term of each stock option (which shall not exceed 10 years from the date of grant), (iii) the time or times at which the stock option may be exercised in whole or in part, and (iv) the method and form in which payment of the exercise price of the stock option may be made, which may include, without limitation, cash, shares of common stock, other awards, or a combination thereof.

For purposes of the 2010 Plan, “fair market value” of shares of common stock means (i) the closing price of a share of common stock on the date in question (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) on the principal stock exchange or any established over-the-counter trading system on which the shares trade or are quoted, or (ii) in the absence of a stock exchange or established trading system for shares of our common stock, the per share fair market value determined by the committee in good faith and in accordance with applicable provisions of Section 409A of the Code. With respect to any property other than shares of common stock, “fair market value” means the value determined by such methods or procedures as shall be established from time to time by the committee. Our shares of common stock are currently traded on NASDAQ.

Stock Appreciation Rights. A stock appreciation right, known as a “SAR,” is a right to receive the excess of (x) the fair market value of a specified number of shares of common stock on the date the right is exercised, over (y) the price of the right, which shall not be less than the fair market value at the date of the grant or, if the grant is in connection with an existing or outstanding stock option, on the date of the grant of the related stock option as determined by the committee. A SAR may be granted as a “freestanding” award, on its own, or as a “tandem” award, in addition to other awards granted under the 2010 Plan.

Each SAR shall be subject to such terms and conditions as the committee shall impose from time to time, provided that (i) no SAR may have a term greater than 10 years, and (ii) unless it is a substitute award, no SAR may have an exercise price equal to less than the fair market value of our common stock on the day of the grant of the SAR (or the related stock option in the case of a tandem award). SARs may be settled in cash or shares of common stock, as determined by the committee on or after the date of grant.

Restricted Stock or Restricted Stock Units. Restricted stock means any share of common stock whose vesting is subject to the satisfaction of one or more conditions. A restricted stock unit represents a right to receive the value of one share of common stock, or a percentage of that value, pursuant to the terms set forth in the 2010 Plan. Shares of restricted stock and restricted stock units shall be subject to such restrictions as the committee may impose (including, without limitation, any limitation on the right to vote a share of restricted stock or the right to receive any dividend or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the committee may deem appropriate. The committee may waive, in whole or in part, any or all restrictions on restricted stock or restricted stock units that the committee deems appropriate. Restricted stock units may be settled in cash or shares of common stock, as determined by the committee on or after the date of grant.

Deferred Stock. Deferred stock is a right to receive shares of common stock and/or other awards denominated or settled in shares of common stock at the end of a specified deferral period. Awards of deferred stock shall be subject to such restrictions as the committee may impose, such as restrictions on transferability and risk of forfeiture. Such restrictions may lapse at the expiration of the deferral period or at earlier specified times (such as based on the achievement of performance goals or future service requirements), separately or in combination, in installments or otherwise, and under such circumstances as the committee may determine on the date of grant or thereafter. Awards of deferred stock may be settled by the delivery of shares of common stock, cash, other awards, or a combination thereof, as determined by the committee at the time of grant or thereafter.

Performance Awards. Performance awards are awards of shares of common stock or cash or a combination thereof that may be earned upon achievement or satisfaction of performance conditions as established by the committee. The committee may further specify any other award as a performance award by conditioning the exercise or settlement of that award on the achievement of certain performance conditions. The committee, at its discretion, establishes the performance conditions and the length of any performance period.

In order for a performance award to constitute qualified “performance-based compensation” for purposes of Section 162(m) of the Code, the award must include a pre-established formula that indicates that payment, retention or vesting of the performance award is subject to the achievement, during one or more performance periods, of performance targets based on one or more business criteria that apply to the individual participant, one or more business units, operating or reporting segments of the company or its affiliates, or the company as a whole. The business criteria are as follows and can be considered, at the committee’s discretion, individually or in some combination: (i) the attainment of certain target levels of, or a specified increase in, the company’s enterprise value or value creation targets; (ii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax profits, including, without limitation, those attributable to continuing and/or other operations; (iii) attainment of certain target levels of, or a percentage increase relating to, operational cash flow or working capital, or a component thereof including, without limitation, inventory and accounts receivable; (iv) the attainment of certain target levels of, or a specified decrease relating to, operational costs and other expense targets, or a component thereof or planning or forecasting accuracy; (v) the attainment of a certain level of reduction of, or other specified objectives with regard to limiting the level of increase in all or a portion of bank debt or other of long-term or short-term public or private debt or other similar financial obligations, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the committee; (vi) the attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations; (vii) the attainment of certain target levels of, or a specified percentage increase in, net sales, revenues, market share, operating margin, net income, earnings before income tax or other exclusions, or segment profit; (viii) the attainment of certain target levels of, or a specified increase in, return on capital employed or return on invested capital; (ix) the attainment of certain target levels of, or a percentage increase in, after tax or pre-tax return on shareholders’ equity or total return to shareholders; (x) the attainment of certain target levels in the fair market value of the shares of our common stock; (xi) the growth in value of an investment in shares of our common stock assuming the reinvestment of dividends; and (xii) the attainment of certain target levels of, or a specified increase in EBITDA (earnings before interest, taxes, depreciation and amortization); in each case, unless otherwise specified by the committee at the time of grant, as determined in accordance with generally accepted accounting principles, as consistently applied by our company. When establishing performance goals for a performance period, the committee may exclude any or all unusual or non-recurring items as determined by the committee including, without limitation, the charges or costs associated with asset write-downs, litigation judgments or settlements, restructurings, discontinued operations, debt extinguishment charges, reorganizations, acquisitions, divestitures, new licensing arrangements, other unusual or non-recurring items, changes in applicable law and the cumulative effects of accounting changes.

Performance criteria may be measured on an absolute (e.g., plan or budget) or relative basis. Relative performance may be measured against a group of peer companies, a financial market index, or other acceptable objective and quantifiable indices. Except in the case of an award intended as qualified “performance-based compensation” under Section 162(m) of the Code, if the committee determines that a change in the business, operations, corporate structure or capital structure of our company, or the manner in which we conduct our business, or other events or circumstances render the performance objectives unsuitable, the committee may modify the performance objectives or the related minimum acceptable level of achievement, in whole or in part, as the committee deems appropriate and equitable. Performance measures may vary from performance award to performance award and from participant to participant, and may be established on a stand-alone basis, in tandem or in the alternative.

The maximum number of shares of common stock that may be subject to any award intended as “qualified performance-based compensation” that may be granted in any fiscal year to a participant shall be 600,000, and the maximum amount that may be paid in respect of a performance award denominated in cash or value other than shares of common stock on an annualized fiscal year basis with respect to any participant shall be $5,000,000.

For awards to qualify as “qualified performance-based compensation” the committee must, pursuant to Section 162(m) of the Code, establish in writing (y) the performance goals applicable to a given performance period and the method for computing the amount of compensation payable to the participant should the participant achieve the necessary performance goals, and (z) the employees or class of employees to whom the performance goals will be applied, in each case no later than 90 days after the beginning of the performance period, or before 25% of the performance period has elapsed, whichever is sooner. Further, no qualified “performance-based compensation” will be paid until the committee certifies in writing that the participant has achieved the objective performance goals.

Settlement of performance awards may be in cash, shares of common stock, other awards, other property, or a combination thereof, in the discretion of the committee. The committee has the discretion to increase or reduce the amount of a settlement otherwise to be made in connection with any performance awards.

Other Stock-Based Awards. The committee is authorized to grant to participants other awards that are denominated or payable in, valued in or otherwise based on shares of common stock, including factors that may influence the value of shares. The committee will determine the terms and conditions of these awards, and such awards may include a cash award, as an element or supplement to such stock-based award.

Dividend Equivalents. The committee is authorized to award dividend equivalents with respect to the number of shares of common stock covered by an award. Dividend equivalents represent the right to receive amounts equivalent to cash, stock or other property dividends on shares of common stock. The committee may determine, in its sole discretion, that dividend equivalents will be deemed to have been reinvested in additional shares of common stock or otherwise reinvested, and may provide that the dividend equivalents are subject to the same vesting or performance conditions as the underlying award. Dividend equivalents granted in connection with a performance award shall be subject to restrictions and risk of forfeiture to the same extent as the underlying award.

Equitable Adjustments and Change in Control. In the event of a change in the shares of our common stock or our capitalization through any kind of reorganization, merger, recapitalization or any other change in capital structure or distribution besides normal cash dividends, the committee shall adjust, when appropriate, the number and kinds of shares issued under the 2010 Plan, the individual limits, the number and kind of shares subject to outstanding awards, the grant or exercise price applicable to outstanding awards, the fair market value of the shares of common stock and value determinations applicable to outstanding awards or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award, to prevent the dilution or enlargement of a participant’s rights under the 2010 Plan.

In the event of a change in control as defined in the 2010 Plan, all outstanding stock options and SARs will become immediately exercisable with respect to 100% of the shares of common stock subject to any stock option or SAR, all restrictions applicable to any outstanding shares of restricted stock, restricted stock units, shares of deferred stock, other stock-based awards (including dividend equivalents) and performance awards (whether payable in shares of common stock or in cash) will immediately lapse, any applicable performance targets will be deemed waived, and any applicable performance or deferral periods will immediately expire. To the extent practicable, any such acceleration of exercisability, lapse of restrictions and expiration of performance or deferral periods (as applicable) will occur in a manner and at a time which allows affected participants the ability to participate in the change in control transaction with respect to any shares of common stock subject to outstanding awards.

In addition, in the event of a change of control, the committee may also, in its discretion, (i) cancel any outstanding stock options or SARs and pay to the holders thereof in cash the value of such awards based upon the price per share of common stock received or to be received by other shareholders of the company in the change in control event, and/or (ii) extend the termination date of any stock options or SARs and/or determine that any unexercised stock options or SARs shall convert into stock options or SARs of the acquiring company on an equitable basis with regard to the number of unexercised stock options and SARs and the exercise price.

For purposes of the 2010 Plan, a “change of control” means the occurrence of any of the following events:

(i)	any “person” (as defined in Section 13(d) of the Securities Exchange Act of 1934) other than our company, our affiliates or an employee benefit plan or trust maintained by our company or our affiliates, directly or indirectly acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of our then outstanding securities (x) possessing 40% or more of the total voting power of our voting securities (excluding any “person” who becomes such a beneficial owner in connection with a transaction described in clause (A) of subparagraph (iii) below) or (y) that constitute more than 50% of the total fair market value of our voting securities;

(ii)	at any time during a period of twelve consecutive months, individuals who at the beginning of such period constituted our board of directors cease for any reason (other than due to death or voluntary resignation) to constitute at least a majority thereof, unless the election by our shareholders of each new director during such twelve-month period was endorsed or recommended by at least a majority of the directors then still in office who were directors at the beginning of such twelve-month period; or

(iii)	the consummation of (A) a merger, consolidation or other business combination of our company with any other corporation, other than a merger, consolidation or business combination which would result in our voting securities outstanding immediately prior to such transaction continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power or the total fair market value of our securities or those of such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) any sale, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of our assets.

Termination of Service and its Effect on Awards. The committee may provide, by rule or regulation or in any award agreement, or may determine in any individual case, the circumstances in which awards shall be exercised, vested, paid or forfeited in the event a participant ceases to provide service to the company or any affiliate prior to the end of a performance period or prior to the exercise or settlement of such award.

Taxes. We have the right and power to deduct from all amounts paid to a participant in cash or shares of common stock (whether under the 2010 Plan or otherwise) or to require a participant to remit to us promptly upon notification of the amount due, an amount (which may include shares of common stock) to satisfy the minimum federal, state or local or foreign taxes or other obligations required by law to be withheld with respect to any award under the 2010 Plan. We may defer (other than for tax purposes) payments of cash or issuance or delivery of shares of common stock until such requirements are satisfied. The committee may, subject to such terms and conditions as it may establish from time to time, permit participants to elect to tender shares of common stock (including shares issuable in respect of an award) to satisfy, in whole or in part, the amount required to be withheld (provided that such amount withheld by us shall not be in excess of the minimum amount required to satisfy the statutory withholding tax obligations).

Transferability of Awards. Except as permitted by the committee or the applicable award agreement: (i) no award and no right under any award is transferable by a participant in any way except by will or the laws of descent and distribution, or by the establishment of a beneficiary; and (ii) each award, and each right under an award, is exercisable only during the participant’s lifetime and only by the participant, or if permissible by law, by the participant’s guardian or legal representative. This does not include any award that has been fully exercised, paid or earned.

Certificates for shares of common stock or other securities delivered under the 2010 Plan pursuant to any award are subject to all stop transfer orders, and any other restrictions the committee may deem advisable under the 2010 Plan or other rules or regulations.

Other General Provisions Applicable to Awards. Awards are to be granted for no cash consideration or for such cash consideration as may be required by law. Awards may be granted in tandem with other awards granted by us at the same time as or at a different time from the grant of the other award. The committee may also impose such restrictions on any award with respect to non-competition, confidentiality and other restrictive covenants, as it deems necessary in its sole discretion.

Amendments and Termination of 2010 Plan. Except to the extent prohibited by law or otherwise expressly prohibited in an applicable award agreement or in the 2010 Plan, the committee may amend, alter, suspend, discontinue or terminate the 2010 Plan or any part of it at any time, provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval if such approval is required by the listed company rules of the stock exchange, if any, on which our shares of common stock are principally traded or quoted, or (ii) the consent of the affected participant(s) if such action would adversely affect the rights of such participant(s) in any material respect under any outstanding award denominated or to be settled in shares of our common stock, except to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause the 2010 Plan to comply with applicable law, stock exchange rules and regulations or accounting or tax rules and regulations. In any event, the committee may amend the 2010 Plan in such manner as may be necessary to enable the 2010 Plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local rules and regulations.

Amendments and Termination of Outstanding Awards. The committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any outstanding award, prospectively or retroactively, without the consent of any relevant participant or holder or beneficiary of an award. No such action, however, shall adversely affect the rights of any affected participant or holder or beneficiary in any material respect under any award denominated or to be settled in shares of common stock previously granted under the 2010 Plan, except to the extent any such action is made to cause the 2010 Plan to comply with applicable law, stock exchange rules and regulations or accounting or tax rules and regulations.

The committee may waive any conditions or rights under, amend any terms of, or suspend, discontinue or terminate any award that is both denominated and payable in cash without the consent of any relevant participant or holder or beneficiary of any such type of award.

Section 409A of the Internal Revenue Code. This 2010 Plan is intended to comply with the requirements of Section 409A of the Code, and all related rules, regulations and interpretive authority and all provisions shall be interpreted in a manner that satisfies the requirements of Section 409A or an exemption.

Awards to Foreign Participants. Awards may be granted to participants who are foreign nationals or employees or providing services outside the United States, or both, on such terms and conditions different from those applicable to awards made to participants providing services in the United States as may, in the judgment of the committee, be necessary or desirable in order to recognize differences in local law or tax policy.

Term of the 2010 Plan. No award shall be granted under the 2010 Plan after August 9, 2020. This does not limit previously granted awards that extend past such date or the committee’s authority to oversee such awards.

Federal Income Tax Consequences Relating to the 2010 Plan

Federal Income Tax Consequences Generally. The statements in the following paragraphs of the principal U.S. federal income tax consequences of awards under the 2010 Plan are based on statutory authority and judicial and administrative interpretations, as of the date of this proxy statement, which are subject to change at any time (possibly with retroactive effect). The law is technical and complex, and the discussion below represents only a general summary of U.S. federal tax consequences and does not include tax consequences under foreign laws.

Incentive Stock Options. ISOs granted under the 2010 Plan are intended to meet the definitional requirements of Section 422(b) of the Code for “incentive stock options.”

An employee who receives an ISO does not recognize any taxable income upon the grant of such ISO. Similarly, the exercise of an ISO generally does not give rise to federal income tax to the employee, provided that (i) the federal “alternative minimum tax,” which depends on the employee’s particular tax situation, does not apply, and (ii) the employee is employed by us from the date of grant of the option until three months prior to the exercise thereof, except where such employment terminates by reason of disability (where the three-month period is extended to one year) or death (where this requirement does not apply). If an employee exercises an ISO after these requisite periods, the ISO will be treated as a non-qualified stock option and will be subject to the rules set forth below under the caption “Non-Qualified Stock Options and Stock Appreciation Rights.”

Further, if after exercising an ISO, an employee disposes of the common stock acquired more than two years from the date of grant and more than one year from the date of transfer of the common stock pursuant to the exercise of such ISO (the “applicable holding period”), the employee will generally recognize a long-term capital gain or loss equal to the difference, if any, between the amount received for the shares and the exercise price. If, however, an employee does not hold the shares so acquired for the applicable holding period — thereby making a “disqualifying disposition” — the employee would recognize ordinary income equal to the excess of the fair market value of the shares at the time the ISO was exercised over the exercise price and any remaining income would be long-term capital gain (provided the holding period for the shares exceeded one year and the employee held such shares as a capital asset at such time). If the disqualifying disposition is a sale or exchange that would permit a loss to be recognized under the Code (were a loss in fact to be realized), and the sale proceeds are less than the fair market value of the shares on the date of exercise, the employee’s ordinary income therefrom would be limited to the gain, if any, realized on the sale.

An employee who exercises an ISO by delivering common stock previously acquired pursuant to the exercise of another ISO is treated as making a “disqualifying disposition” of common stock if such shares are delivered before the expiration of their applicable holding period. Upon the exercise of an ISO with previously acquired shares as to which no disqualifying disposition occurs, despite some uncertainty, it appears that the employee would not recognize gain or loss with respect to such previously acquired shares.

We will not be allowed a federal income tax deduction upon the grant or exercise of an ISO or the disposition, after the applicable holding period, of the common stock acquired upon exercise of an ISO. In the event of a disqualifying disposition, we generally will be entitled to a deduction in an amount equal to the ordinary income included by the employee, provided that such amount constitutes an ordinary and necessary business expense to us and is reasonable and the limitations of Sections 280G and 162(m) of the Code (discussed below) do not apply.

Non-Qualified Stock Options and Stock Appreciation Rights. Non-qualified stock options granted under the 2010 Plan are options that do not qualify as ISOs. An employee who receives a non-qualified stock option or an SAR will not recognize any taxable income upon the grant of such non-qualified stock option or SAR. However, the employee generally will recognize ordinary income upon exercise of a non-qualified stock option in an amount equal to the excess of the fair market value of the shares of common stock at the time of exercise over the exercise price. Similarly, upon the receipt of cash or shares pursuant to the exercise of an SAR, the individual generally will recognize ordinary income in an amount equal to the sum of the cash and the fair market value of the shares received.

The ordinary income recognized with respect to the receipt of shares or cash upon exercise of a non-qualified stock option or an SAR will be subject to both wage withholding and other employment taxes. In addition to the customary methods of satisfying the withholding tax liabilities that arise upon the exercise of an SAR for shares or upon the exercise of a non-qualified stock option, we may satisfy the liability in whole or in part by withholding shares of common stock from those that otherwise would be issuable to the individual or by the employee tendering other shares of our common stock owned by him or her, valued at their fair market value as of the date that the tax withholding obligation arises.

A federal income tax deduction generally will be allowed to us in an amount equal to the ordinary income included by the individual with respect to his or her non-qualified stock option or SAR, provided that such amount constitutes an ordinary and necessary business expense to us and is reasonable and the limitations of Sections 280G and 162(m) of the Code do not apply.

If an individual exercises a non-qualified stock option by delivering shares of common stock, other than shares previously acquired pursuant to the exercise of an ISO which is treated as a “disqualifying disposition” as described above, the individual will not recognize gain or loss with respect to the exchange of such shares, even if their then fair market value is different from the individual’s tax basis. The individual, however, will be taxed as described above with respect to the exercise of the non-qualified stock option as if he or she had paid the exercise price in cash and we likewise generally will be entitled to an equivalent tax deduction.

Upon the sale of shares acquired by an individual in connection with the exercise of a non-qualified stock option or SAR, any difference between the sale price and the fair market value of the shares on the date of exercise of the option will be treated as long-term or short-term capital gain or loss, depending on the holding period.

Other Awards. With respect to other awards under the 2010 Plan that are settled either in cash or in shares of common stock that are either transferable or not subject to a substantial risk of forfeiture (as defined in the Code and the regulations thereunder), employees generally will recognize ordinary income equal to the amount of cash or the fair market value of the common stock received.

With respect to awards under the 2010 Plan that are settled in shares of common stock that are restricted as to transferability and subject to a substantial risk of forfeiture – absent a written election pursuant to Section 83(b) of the Code filed with the Internal Revenue Service within 30 days after the date of transfer of such shares pursuant to the award (a “Section 83(b) Election”) – an individual will recognize ordinary income at the earlier of the time at which (i) the shares become transferable, or (ii) the restrictions that impose a substantial risk of forfeiture of such shares lapse, in an amount equal to the excess of the fair market value (on such date) of such shares over the price paid for the award, if any. If a Section 83(b) election is made, the individual will recognize ordinary income, as of the transfer date, in an amount equal to the excess of the fair market value of the common stock as of that date over the price paid for such award, if any.

The ordinary income recognized with respect to the receipt of cash, shares of common stock or other property under the 2010 Plan will be subject to both wage withholding and other employment taxes.

We generally will be allowed a deduction for federal income tax purposes in an amount equal to the ordinary income recognized by the employee, provided that such amount constitutes an ordinary and necessary business expense and is reasonable and the limitations of Sections 280G and 162(m) of the Code do not apply.

Dividends and Dividend Equivalent Rights. To the extent awards under the 2010 Plan earn dividends or dividend equivalents, whether paid currently or credited to an account established under the 2010 Plan, an individual generally will recognize ordinary income with respect to such dividends or dividend equivalents.

Change in Control. In general, if the total amount of payments to an individual that are contingent upon a “change in control” (as defined in the 2010 Plan) of our company, including payments under the 2010 Plan that vest upon a “change in control,” equals or exceeds three times the individual’s “base amount” (generally, such individual’s average annual compensation for the five calendar years ending before the date on which the change in control occurs), then, subject to certain exceptions, the payments may be treated as “parachute payments” under the Code, in which case a portion of such payments would be non-deductible to us and the individual would be subject to a 20% excise tax on such portion of the payments.

Certain Limitations on Deductibility of Executive Compensation. With certain exceptions, Section 162(m) of the Code denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1 million per executive per taxable year unless the compensation qualifies as performance-based compensation and has been approved by the company’s shareholders. The 2010 Plan is intended to allow us to pay compensation that complies with the requirements of Section 162(m) of the Code for performance-based compensation.

Registration with the SEC

We intend to file a registration statement on Form S-8 relating to the issuance of additional common stock under the 2010 Plan with the SEC pursuant to the Securities Act of 1933, as amended, as soon as practicable if the proposed amendment to the 2010 Plan is approved by our shareholders.

Grants of Awards under the 2010 Elizabeth Arden, Inc. Stock Award and Incentive Plan

On August 3, 2015, the compensation committee of the board of directors approved the following grants of performance-based restricted stock units (“PBRSU”) under the 2010 Plan, subject to shareholder approval of the amendment to the 2010 Plan and the filing of a registration statement on Form S-8 relating to the additional shares of common stock available under the 2010 Plan:

New Plan Benefits

Amendment to 2010 Elizabeth Arden, Inc. Stock Award and Incentive Plan

Name and Position	Number of Shares Covered by PBRSU*
E. Scott Beattie, Chairman, President and Chief Executive Officer	54,391
Rod R. Little, Executive Vice President and Chief Financial Officer	—
Joel B. Ronkin, President, Global Fragrances	—
Pierre B. Pirard, Executive Vice President – Product Innovation and Global Supply Chain	—
Eric Lauzat, President, International	—
All current executive officers, as a group	54,391
All current directors, other than executive officers, as a group	—
All current employees (other than executive officers), as a group	—

*	Assuming target (rather than threshold or maximum) performance metrics are achieved.

These PBRSU represent the portion of Mr. Beattie’s typical annual long-term incentive award for fiscal 2016, for which there were not sufficient shares remaining available under the 2010 Plan at the time of grant in August 2015. Accordingly, these PBRSU were granted by the compensation committee subject to shareholder approval of the proposed amendment to the 2010 Plan described in this Proposal 3. The PBRSU listed above may vest in an amount ranging from approximately 8% to 200% of the target award amount shown above if the company achieves specified EBITDA, cost savings and net sales growth targets for fiscal 2016. Any number of PBRSUs earned based on the achievement of such targets for fiscal 2016 will then vest over a three-year period in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2016, June 30, 2017 and June 30, 2018, as applicable, if Mr. Beattie is employed by us at that time (subject to certain exceptions).

With respect to other grants under the 2010 Plan, it is not possible to determine specific amounts and types of awards that may be awarded in the future under the 2010 Plan because the grant and actual settlement of awards under the 2010 Plan will be discretionary.

If shareholders do not approve the amendment to the 2010 Plan at the annual meeting, the grant set forth above shall be canceled.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE 2010 STOCK AWARD AND INCENTIVE PLAN.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning our common stock authorized for issuance under our equity compensation plans at June 30, 2015:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance (c)
Equity compensation plans approved by security holders	1,859,159	(1)	$21.43	(2)	2,569,541	(3)(4)
Equity compensation plans not approved by security holders	—		—		—
Total	1,859,159	(1)	$21.43	(2)	2,569,541	(3)(4)

(1)	Includes 399,842 restricted stock units outstanding as of June 30, 2015. Of these restricted stock units, 114,316 units vested in August 2015.
(2)	These weighted-average exercise prices do not reflect the shares that will be issued upon the vesting of outstanding awards of restricted stock units.
(3)	Of these shares of common stock, at June 30, 2015, 1,466,860 shares remained available for grant under the 2010 Plan, 819,881 remained available for issuance under the Elizabeth Arden, Inc. 2011 Employee Stock Purchase Plan, and 282,800 shares remained available for grant under the 2014 Non-Employee Director Stock Award Plan. During the fourth quarter of fiscal 2014, the Company indefinitely suspended offerings under the 2011 Employee Stock Purchase Plan following the May 30, 2014 purchase. As of October 8, 2015, no shares remained available for grant under the 2010 Plan. See note 15 to the consolidated financial statements in our Annual Report on Form 10-K for fiscal 2015, as filed with the SEC.
(4)	The compensation committee of the board of directors has approved an amendment to the 2010 Plan to increase the number of shares of common stock available for equity awards under the 2010 Plan by 3,000,000, subject to shareholder approval at the annual meeting. The table above does not include any additional shares that may become available for award if this proposal is approved at the annual meeting.

PROPOSAL 4 –

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to conduct the integrated audit of our consolidated financial statements and internal control over financial reporting for the fiscal year ending June 30, 2016. The appointment of the independent registered public accounting firm by the audit committee is submitted annually for ratification by the shareholders. Although shareholder approval is not required under applicable law or NASDAQ listing requirements, if the shareholders do not ratify the appointment, the audit committee will reconsider the matter. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will be given an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

RECOMMENDS THAT SHAREHOLDERS

VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY

FOR THE FISCAL YEAR ENDING JUNE 30, 2016.

Fees Paid to PricewaterhouseCoopers LLP

The following table shows the fees paid to PricewaterhouseCoopers LLP for the integrated audit of the consolidated financial statements and internal control over financial reporting and other services provided for the fiscal years ended June 30, 2015 and 2014, respectively:

	Fiscal Year Ended
	June 30, 2015	June 30, 2014
Audit fees	$2,672,185	$2,854,564
Audit-related fees	3,851	4,316
Tax fees	316,393	643,404
All other fees	1,818	1,818

Total	$2,994,247	$3,504,102

Audit Fees. Audit fees consisted principally of fees for audit work performed on the consolidated financial statements and internal control over financial reporting included in our Annual Report on Form 10-K for fiscal 2015 and 2014, the quarterly reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q for fiscal 2015 and 2014, and services that are normally provided by our independent registered public accounting firm in connection with statutory audits and SEC regulatory filings or engagements. In addition, audit fees include fees related to the audit of internal control over financial reporting included in our annual report on Form 10-K for the applicable fiscal year.

Audit-Related Fees. Audit-related fees consist of fees for assurance and related services that are reasonably related to the audit or review of our consolidated financial statements.

Tax Fees. The tax fees listed above consisted of fees for assistance with matters related to such services as domestic and international tax planning, tax compliance, including tax filings, tax audits (including audits for income taxes, indirect taxes and customs duties) and general tax advice.

All Other Fees. The other fees listed above relate to annual subscription fees paid to access PricewaterhouseCoopers’ accounting reference website.

Pre-Approval Policies and Procedure for Audit and Permitted Non-Audit Services. The audit committee has developed policies and procedures regarding the approval of all non-audit services that are to be rendered by our independent registered public accounting firm, as permitted under applicable laws, and the corresponding fees for such services. In situations where the full audit committee is unavailable to pre-approve any permitted non-audit services to be rendered by our independent registered public accounting firm: (i) our chief financial officer and general counsel will evaluate the proposed engagement to confirm that the engagement is not prohibited by any applicable rules of the SEC, the Public Company Accounting Oversight Board or NASDAQ, (ii) following such confirmation by the chief financial officer and the general counsel, the chairperson of the audit committee will determine whether we should engage our independent registered public accounting firm for such permitted non-audit services and, if so, negotiate the terms of the engagement with our independent registered public accounting firm, and (iii) the chairperson of the audit committee will report to the full audit committee at its next regularly scheduled meeting about any engagements of our independent registered public accounting firm for permitted non-audit services that have been approved by the chairperson. Alternatively, after confirmation by the chief financial officer and the general counsel, the full committee may pre-approve engagements of our independent registered public accounting firm at audit committee meetings.

Consistent with these policies and procedures, all audit services and non-audit services, including tax services, and all fees associated with such services performed by our independent registered public accounting firm in the fiscal years ended June 30, 2015 and 2014 were pre-approved by the chairperson of the audit committee and ratified by the audit committee or approved by the full audit committee.

SHAREHOLDER PROPOSALS AND NOMINATIONS OF

BOARD MEMBERS FOR THE 2016 ANNUAL MEETING

If a shareholder intends to present a proposal for action at the 2016 annual meeting of shareholders and wishes to have that proposal considered for inclusion in our proxy materials in reliance on Rule 14a-8 under the Exchange Act, the proposal must be submitted in writing and received by the Secretary of the company by June 25, 2016. The proposal must also meet the other requirements of the rules of the SEC relating to shareholder proposals.

Our by-laws establish an advance notice procedure with regard to certain matters, including shareholder proposals (other than those submitted in reliance on Rule 14a-8 under the Exchange Act) and nominations of individuals for election to the board of directors. In general, in order for a shareholder proposal or director nomination to be properly brought before the 2016 annual meeting, written notice of such shareholder proposal or director nomination must be received by the Secretary of the company no later than September 3, 2016, nor before August 4, 2016, provided, however, that if the 2016 annual meeting is more than thirty days before or more than sixty days after December 2, 2016, such written notice must be received by the Secretary of the company not later than ninety days prior to date of the 2016 annual meeting or, if later, the close of business on the tenth day following the date that public disclosure of the date of the 2016 annual meeting is first made.

Except for shareholder proposals subject to Rule 14a-8 under the Exchange Act, the written notice of a shareholder proposal must comply with the requirements of our amended and restated by-laws regarding shareholder proposals, including as to each matter the shareholder proposes to bring before the annual meeting the following information, among other things, (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on our corporate books, of the shareholder proposing such business, (c) the class and number of shares of our common stock which are beneficially owned by the shareholder, including any synthetic equity interests or any short interests in our common stock, (d) any significant equity (including synthetic equity and short interests) in our principal competitors, and (e) any material interest of the shareholder in such shareholder’s proposal.

The written notice of a shareholder director nomination must comply with the requirements of our amended and restated by-laws regarding director nominations by shareholders, including as to each nominee the following information, among other things: (i) the name and address of each nominee proposed in such notice, (ii) the number of shares of our common stock which are beneficially owned by each such nominee, (iii) such other information concerning each such nominee as would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of such nominee as a director, (iv) any information that could be material to a reasonable shareholder’s understanding of the independence or lack of independence of such nominee, and (v) a completed and signed questionnaire, representation and agreement in accordance with our amended and restated by-laws. The questionnaire and written representation and agreement are available from the Secretary of the company upon written request.

If the presiding officer at any shareholders’ meeting determines that a shareholder proposal or director nomination was not made in accordance with our by-laws or SEC rules, as applicable, and subject to applicable SEC regulations, we may disregard that proposal or nomination. In addition, if a shareholder submits a proposal outside of Rule 14a-8 for the 2016 annual meeting of shareholders, but the proposal complies with the advance notice procedure prescribed by our by-laws, then our proxy may confer discretionary authority on the persons being appointed as proxies on behalf of our board of directors to vote on the proposal.

Proposals, director nominations and requests for the questionnaire, representation and agreement applicable to shareholder director nominees should be addressed to Secretary, Elizabeth Arden, Inc., 2400 S.W. 145th Avenue, Miramar, Florida 33027.

GENERAL INFORMATION

Directions to Annual Meeting. If you require directions to the annual meeting, you may contact the office of our Secretary by calling (954) 364-6900 or visit our annual meeting website at http://annualmeeting.elizabetharden.com.

Expenses of Solicitation. We will bear the expense of soliciting proxies. Proxies will be solicited principally by mail. Our directors, officers and regular employees may, however, solicit proxies personally, by telephone or by facsimile transmission. We will reimburse custodians, nominees or other persons upon request for their out-of-pocket expenses in sending proxy materials to beneficial owners.

Multiple Shareholders Sharing the Same Address. Regulations regarding the delivery of copies of proxy materials and annual reports to shareholders permit us, banks, brokerage firms, and other nominees to send one annual report and proxy statement to multiple shareholders who share the same address under certain circumstances. This practice is known as “householding.” Shareholders who hold their shares through a bank, broker, or other nominee may have consented to reducing the number of copies of materials delivered to their address. In the event that a shareholder wishes to revoke a “householding” consent previously provided to a bank, broker, or other nominee, the shareholder must contact the bank, broker, or other nominee, as applicable, to revoke such consent. If you are a record shareholder and wish to receive a separate proxy statement for the annual meeting or a 2015 Annual Report, you may obtain copies promptly by writing to Secretary, Elizabeth Arden, Inc., 2400 S.W. 145 Avenue, Miramar, Florida 33027, by calling (954) 364-6900, or by visiting our annual meeting website at http://annualmeeting.elizabetharden.com and downloading the PDF documents.

Any shareholders of record sharing an address who now receive multiple copies of our annual reports and proxy statements and who wish to receive only one copy of these materials per household in the future should also contact us by mail or telephone as instructed above. Any shareholders sharing an address whose shares of common stock are held by a bank, broker, or other nominee who now receive multiple copies of our annual reports and proxy statements, and who wish to receive only one copy of these materials per household, should contact the bank, broker or other nominee to request that only one set of these materials be delivered in the future.

Transfer Agent and Registrar. Our transfer agent and registrar is American Stock Transfer and Trust Company, 6201 15th Avenue, Brooklyn, New York 11219. Their telephone number is (800) 937-5449 and their website is www.amstock.com.

Other Matters. The board of directors is not aware of any matters to be presented at the annual meeting other than the matters described herein and does not intend to bring any other matters before the annual meeting. If any other matters should, however, come before the annual meeting, or any adjournment or postponement thereof, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

Form 10-K

Shareholders entitled to vote at the meeting may obtain a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2015, including the consolidated financial statements required to be filed with the SEC, without charge, upon written request to Elizabeth Arden, Inc., Attention: Secretary, 2400 S.W. 145th Avenue, Miramar, Florida 33027, or by visiting our corporate website at www.elizabetharden.com.

By Order of the Board of Directors

OSCAR E. MARINA
Secretary

Miramar, Florida

October 23, 2015

ANNEX A

ELIZABETH ARDEN, INC.

2015 Amendment to 2010 Stock Award and Incentive Plan

This 2015 Amendment to the Elizabeth Arden, Inc. 2010 Stock Award and Incentive Plan (the “Amendment”) is executed as of                      by Elizabeth Arden, Inc., a Florida corporation (the “Company”).

WHEREAS, the Company desires to amend the 2010 Stock Award and Incentive Plan (the “Plan”) as set forth herein to (i) increase the number of shares of common stock available for grant under the Plan by 3,000,000, from 2,350,000 to 5,350,000 shares of Common Stock, provided that no more than 1,500,000 of such additional shares of common stock may be granted as restricted stock grants or stock units.

NOW, THEREFORE, the Company hereby amends the Plan as follows, effective as of the date of shareholder approval of this Amendment.

1. Capitalized terms used but not defined herein shall have the meaning given such terms in the Plan.

2. Sections 5(a) and 5(b) of the Plan are hereby deleted in their entirety and replaced with the following:

Section 5. Shares Available for Awards and Award Limits.

(a) Subject to adjustment as provided below, the maximum number of Shares available for issuance under the Plan is 5,350,000 (Five Million Three Hundred and Fifty Thousand) Shares. The Shares available for issuance under the Plan shall not be reduced for Awards that are required to be settled in cash.

(b) Notwithstanding anything contained herein to the contrary, and subject to adjustments made in accordance with Section 5(e) hereof:

(i)	no individual Participant may be granted in any fiscal year Awards that are denominated or to be settled in Shares that relate to more than 600,000 Shares;

(ii)	the number of Shares with respect to which Incentive Stock Options may be granted under the Plan shall not exceed 5,350,000 Shares; and

(iii)	in no event shall there be issued or awarded under this Plan, Full Value Awards with respect to more than 2,675,000 Shares, provided, however, that Shares underlying any Full Value Award that become available for issuance under the terms of the Plan because such Full Value Award is canceled, terminates, expires or lapses for any reason without the delivery of Shares or of other consideration, shall again be available for grant as a Full Value Award.

3. The provisions of Section 10(c) of the Plan, including without limitation, the business criteria to which Performance Awards may be subject and the award limits set forth therein, are hereby reaffirmed.

4. Except as expressly or by necessary implication amended hereby, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer as of the day and year first written above.

ELIZABETH ARDEN, INC.

By:
Name:
Title:

0                    ¢

REVOCABLE PROXY - COMMON STOCK

ELIZABETH ARDEN, INC.

ANNUAL MEETING OF SHAREHOLDERS

DECEMBER 2, 2015

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Oscar E. Marina and Beatriz Koltis as attorneys and proxies, each with full powers of substitution, to act for the undersigned to vote all shares of Common Stock and Series A Serial Preferred Stock of Elizabeth Arden, Inc., with respect to which the undersigned is entitled to vote at the annual meeting of shareholders, to be held at our office located at 2400 S.W. 145 Avenue, Miramar, Florida 33027, on Wednesday, December 2, 2015 at 10:00 a.m., local time, and at any adjournment or postponement thereof, as stated on the reverse side.

Each shareholder giving a proxy has the power to revoke it any time before it is voted, either in person at the annual meeting, by written notice to the Secretary of Elizabeth Arden, Inc. or by delivery of a later-dated proxy. Attendance at the annual meeting without further action will not automatically revoke a proxy.

(CONTINUED AND TO BE MARKED, DATED AND SIGNED ON REVERSE SIDE)

¢ 1.1	14475 ¢

ANNUAL MEETING OF SHAREHOLDERS OF

ELIZABETH ARDEN, INC.

December 2, 2015

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL

The Notice of Meeting, Proxy Statement and Annual Report

are available at http://annualmeeting.elizabetharden.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢ 00003333333300000000 4	120215

The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF IN ACCORDANCE WITH THE DIRECTIONS SPECIFIED HEREIN. IF NO DIRECTIONS ARE INDICATED, THIS PROXY WILL BE VOTED

•    FOR the election of all five nominees for director named in the Proxy Statement (Proposal 1);

•    FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the Proxy Statement (Proposal 2);

•    FOR the approval of the amendment to the Elizabeth Arden, Inc. 2010 Stock Award and Incentive Plan as described in the Proxy Statement (Proposal 3);

•    FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2016 (Proposal 4); and

•    in the discretion of the proxy holders as to any other matter that may properly come before the annual meeting and any adjournment or postponement thereof.

		Proposal 1.	Election of Directors
				FOR	AGAINST	ABSTAIN
			E. Scott Beattie	☐	☐	☐
			Fred Berens	☐	☐	☐
			Maura J. Clark	☐	☐	☐
			Edward D. Shirley	☐	☐	☐
			William M. Tatham	☐	☐	☐
		Proposal 2.	Approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in the proxy statement.	☐	☐	☐
		Proposal 3.	Approval of the Amendment to the Elizabeth Arden, Inc. 2010 Stock Award and Incentive Plan.	☐	☐	☐
		Proposal 4.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2016.	☐	☐	☐

Other Business In their judgment, the proxies are authorized to vote upon such other business as may properly come before the annual meeting and any adjournment or postponement thereof.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢